As filed with the Securities and Exchange Commission on June 21, 2012

Registration No. 333-180536

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Bensata Corporation

(Exact name of Registrant as specified in its charter)

Wyoming	7374 8999 (secondary)	80-0619397
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

________________________________________________
2500 City West Boulevard, Suite 300
Houston, Texas 77042
Phone: (713) 267-2361
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
________________
Wyoming Corporate Services
2710 Thomes Ave.
Cheyenne, Wyoming 82001

(800) 990-0433

(Name, address, including zip code, and telephone number, including area code, of agent for service)

 ________________

Copies to:

The Loev Law Firm, PC

6300 West Loop South, Suite 280

Bellaire, Texas 77401

(713) 524-4110; (713) 524-4122 - fax

 ________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. Smaller reporting company ✓

	No. Shares Registered (1)	Proposed Maximum Offering Price (2)	Proposed Maximum Total Proceeds	Amount of Registration Fee (3)

Common Stock	10,000,000	$0.05	$500,000	$57.30

(1) We may not sell all of the shares, in fact it may not sell any of the shares. For example, if only 50% of the shares are sold, there will be 5,000,000 shares sold and the gross proceeds will be $250,000.

(2) The offering price has been arbitrarily determined by us and bears no relationship to assets, earnings, or any other valuation criteria. No assurance can be given that the shares offered hereby will have a market value or that they may be sold at this, or at any price.

(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(0) of the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus
(Subject to Completion)

Dated June 21, 2012

PROSPECTUS

10,000,000 Shares Common Stock

Bensata Corp.

Common Stock

Bensata Corp., is offering 10,000,000 shares of common stock registered herein an is an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012. This is our initial public offering and no public market currently exists for our shares. This is a self-underwritten offering with no minimum amount required to be raised. This offering will terminate upon the earlier to occur of (i) 90 days after this registration statement becomes effective with the Securities and Exchange Commission, or (ii) the date on which all 10,000,000 shares registered hereunder have been sold.  The price of our common stock will be fixed at $0.05 for the duration of the Offering. We may not be able to sell all of the shares offered in this prospectus. The amount raised may vary widely from less than the cost of this offering to the full amount offered. We may, at our discretion, extend the offering for an additional 90 days.  The shares offered will be offered and sold only by our officers or directors, See pg. 32, Management. We have one Class A Preferred shareholder who owns 64% of the voting rights prior to this Offering and will retain voting control after the Offering.  We expect to request a market maker file a Form 211 to request the quotation of our shares on the OTCBB listing service. We cannot assure the investor this will occur.

Investing in our common stock involves significant risks. See “ Risk Factors” beginning on page 8.

10,000,000 Common Shares

Price $ 0.05 per share

The price of the Shares as stated in this Offering has been arbitrarily determined by our Board of Directors without reference to market prices, comparables or competitors for the purpose of this Registration Statement.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

2

Dealer Prospectus Delivery Obligation

Until 90 days after the later of (i) the effective date of the registration statement or (2) the first date on which the securities are offered publicly, all dealers that effect transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus.

3

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information in this prospectus is believed to be complete and accurate only as of the date of the front cover regardless of the time of delivery of this prospectus or of any sale of shares. Except where the context requires otherwise, in this prospectus, the “Company,” “Bensata,” “Bensata Corp.,” “we,” “us” and “our” refer to Bensata Corp.” a Wyoming corporation, and, where appropriate, its subsidiary.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our financial statements and the related notes, elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors.”

Bensata Corp.

Bensata Corp., which operates the social networking site www.HelpInventIt.com is an emerging social network focused on open source invention. We deliver a collaborative platform that allows users from around the world to work together to develop new inventions and technologies on an open source platform. All of the products and devices developed on www.HelpInventIt.com are open source, which means no one owns the patent to the new invention so it can be used or built by anyone. We provide tools that inventors from anywhere in the world can use to work together to develop and improve new inventions. Our collaborative site also serves as a social media site for users seeking social connections centered on inventions.

We are a development stage company that is currently operating its social network Web site, www.HelpInventIt.com in its initial release. We have not yet generated any revenues since inception. We expect to generate revenue by delivering advertising on our web pages alongside our content and in the future by selling plans and instructions for people to build inventions developed on the Web site. In the future we will generate revenue from pay-per-click advertising as well as from fee based advertising programs and promotions that we may offer to our advertisers. We do not currently have agreements with any advertisers.

Our mission is to serve as a platform for the development and communication of new inventions. We have a disruptive business model. This business model has the potential to transform the development of intellectual property from the purview of major universities and major corporations to a democratized platform. When intellectual property becomes public property, the related economics are changed. We expect to provide a high quality user experience combined with innovative and important content that revolves around the important new technologies. We are building on three key promises to our users:

•	We strive to provide a positive and effective platform where your inventions can be developed in a collaborative environment aimed at delivering real innovation. Open innovation using open source platforms delivers transformational opportunities by democratizing legacy industries. The most notable example is what happened with software starting with Linux which led to MySQL, Apache and Php which allowed developers to create thousands of Internet businesses without having to pay costly license fee for software. We believe this will happen with technology development as well using www.HelpInventIt.com.

4

•	We will aim to deliver tools for collaboration that allow innovators from diverse geographical locations to jointly work on refining ideas into inventions. We believe that collaboration is central to innovation. By inviting creative minds from any part of the world to participate together to solve technological challenges and improve new technologies, we expect to see meaningful innovation occur.

•	We will continue to work to improve the effectiveness of our user experience so that user’s inventions can find the most effective path to implementation with the help of all of our users. Our site provides a platform for collaborative innovation. We expect out users to identify ways we can improve functionality and provide more tools that will be useful to inventors in later versions of our software.

We believe that our focus on the democratization of invention on an open collaborative platform controlled by our users is a foundational value to our company. We also believe that this focus is critical for the creation of long-term value.

Corporate Information

We were incorporated in Wyoming on November 9, 2007. Our principal executive offices are located at 2500 CityWest Boulevard, Suite 300, Houston, Texas 77042, and our telephone number is (713) 267-2371. We maintain a web site: www.HelpInventIt.com. The information on our web sites is not part of this prospectus.

The Offering

Common Stock offered:	10,000,000 Common Shares

Shares Offered by Selling Shareholders	None

Common Stock Outstanding Before the Offering:	22,802,000

Common Stock to be outstanding after this offering	Between 22,802,000 and 32,802,000

Class A Preferred Stock	5 million share of Class A Preferred Stock is outstanding which may be converted at any time into 50 million shares of common stock.

Use of proceeds	The proceeds of this offering are expected to be deployed by management for the development of the next generation of our core Web site, for operational and administrative costs

The number of shares of common stock that will be outstanding after this offering is based on the number of shares outstanding at March 31, 2012 and includes no warrants or options since none are outstanding. There are no contingent rights to common stock or other classes of securities convertible into common stock other than the Class A Preferred Stock.

5

Summary Consolidated Financial Data

The following table summarizes financial data regarding our business and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

Summary Results of Operations
	Inception to Date	Years Ended December 31,		Period Ended March 31

Statement of Operations Data		2011	2010	2012
Revenue	-	-	-	—
Costs and Expenses

General and Administrative	(59,481)	(34,829)	(13,728)	(10,924)
Total Costs and Expenses	(59,481)	(34,829)	(13,728)	(10,924)

Loss from Operations	(59,481)	(34,829)	(13,728)	(10,924)
Interest Income	113	113	—	—
Interest Expense	2,800	2,800	—	—
Net Income	(62,168)	(37,516)	(13,728)	(10,924)

Net Loss per Common Share	(0.011)	(0.002)	(0.006)	(0.001)
Number of Share		22,750,000
Outstanding		0	4,000,000	22,802,000

The following table presents a summary of our balance sheet data at December 31, 2010 and September 30, 2011:

Summary Balance Sheet Data:
			Period
	Years Ended		Ended
	December 31,		March 31
	2011	2010	2012
Current Assets	35,224	70,581	16,657
Intangible Property	23,700	20,000	23,700
Accounts Receivable		1,400	10,000
Investment Assets	680,000	—	680,000
Prepaid Expense			243
Other Assets	1,883	—	1,883
Total Assets	740,807	91,981	732,483

Accounts Payable	6,595	2,453	6,595
Share Capital - Common	2,275	400	2,280
Share Capital - Preferred	500	—	500
Paid in Capital	782,681	102,856	785,276
Accumulated Deficit	(51,244)	(13,728)	(62,168)

Total Liabilities & Stockholder's Equity	$740,807	91,981	$732,483

6

DIVIDEND POLICY

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

CASH AND CAPITALIZATION

The following table sets forth our cash, cash equivalents, short-term investments and capitalization at March 31, 2012 as follows:

•	Cash and cash equivalents $16,657
•	The Company had short-term investments of $680,000.
•	On a fully diluted basis including the number of shares into which the Class A Preferred Stock could potentially be converted in the future (50 million shares), we would have 72,802,000 shares outstanding including 22,802,000 shares of common stock issued and outstanding and no stock options or warrants outstanding. The Preferred stock can be converted to common at any time.

RISK FACTORS

An investment in Bensata Corp. involves significant risks. You should read these risk factors carefully before deciding whether to invest in our company. The following is a description of what we consider our key challenges and risks.

Risks Related to Our Business and Industry

We face significant competition from other social networks which may limit our ability to gain enough market share to succeed.

We face formidable competition in every aspect of our business, and particularly from other companies that seek to connect people using social networking tools on the Internet. We will not be able to compete with the major social networks such as Facebook, MySpace, LinkedIn, Google+ and Ning. In order to successfully grow our user base, we will need to attract users who are interested in invention, intellectual property or engineering. Other available social network options provided by other companies could also make it harder for us to obtain registered users because such users must choose between networks and may not wish to join an additional social network. There is a risk that we will not gain enough market share to be financially successful as a social network.

7

We face competition from traditional media companies, and we may not be included in the advertising budgets of large advertisers, which could harm our operating results.

In addition to Internet companies, we face competition for advertising dollars from companies that offer traditional media and content development as they expand their Internet presence. We do not yet have agreements with advertisers to advertise on our site. Most large advertisers have set advertising budgets, a portion of which is allocated to Internet advertising. We expect that large advertisers will continue to focus most of their advertising efforts on traditional media. If we fail to convince these companies to spend a portion of their advertising budgets with us, we will not be able to generate sufficient revenue to succeed.

Our growth rate will be highly unpredictable and there is a risk we will not become profitable.

We have currently introduced the initial version of our web site along with its functions, interfaces and tools. It will need to be fully tested and we do not know how quickly it will be adopted by users in the market. We believe we will need to have a substantial number of regular users in order to generate enough advertising revenue to become profitable. This could take a long time and may there is a risk it may never happen. As a result, there is a high degree of uncertainty as to our future value, which can only be determined based upon our future success, which is unknown. To succeed our site must successfully attract users and we must have sufficient funds to develop the next generation of our Web site.

Because we have not yet begun generating revenue, there is a risk to investors that the company will not be profitable in the future.

We have not yet begun generating revenue from operations. This creates a risk that the company will not, in the future, generate sufficient revenue to become profitable and sustain future operations. If the company does not generate enough revenue from operations to pay its operating expenses, it may not be able to continue as an operating company or its operations would have to be reduced. The Company estimates that it would need a minimum of $125,000 to conduct anticipated operations for the next twelve months. At this minimum level the company would not expect to grow as effectively as it would if it realizes the full amount of the Offering.

We expect to generate revenue almost entirely from advertising. The Internet advertising business is extremely competitive and crowded with better funded and more established competitors. There is a risk we may not succeed in attracting advertisers.

We expect nearly all of our revenue to be generated from advertising. We have not yet begun receiving advertising revenue. In order to generate advertising income, we must first procure a large number of users and establish a volume of traffic to our site that would interest advertisers. Since only a small percentage of visitors actually click on Internet ads will need large volumes of traffic before we can generate any substantial revenue. If we do not attract a large volume of users, there is a risk we will not generate enough advertising revenue to be profitable.

8

We may encounter problems related to rapid growth. If we fail to effectively manage our growth, our business and operating results could be harmed and there is a risk we may have to incur significant expenditures to address the additional operational and control requirements of this growth.

We hope to experience rapid growth in our users and operations. This would place significant demands on our management, operational and financial infrastructure. If we do not effectively manage our growth, the quality of our products and services could suffer, which could negatively affect our brand and operating results. To effectively manage this growth, we would need to continue to improve our operational, financial and management controls and our reporting systems and procedures. These systems enhancements and improvements will require significant capital expenditures and allocation of valuable management resources. If the improvements are not implemented successfully, our ability to manage our growth will be impaired and we may have to make significant additional expenditures to address these issues, which could harm our financial position.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, there is a risk that current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock. We have not assessed the effectiveness of our disclosure controls and procedures or our internal controls over financial reporting.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, there is a risk our brand and operating results could be harmed. We are a small, operating development stage company and there are many areas of our internal controls that need improvement. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls create a risk that could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock. We will not be required to provide a management report on internal controls over financial reporting because we are an emerging growth company under the Jumpstart Our Bujsiness Startups Act and will be exempt from the auditor attestation requirements concerning any such report as long as we remain a smaller reporting company.  We have not assessed the effectiveness of our disclosure controls and procedures or our internal controls over financial reporting. This means that there is a risk to investor from a lack of internal controls and more limited disclosure obligations.

Our business will depend on a strong brand, there is a risk that if we are not able to maintain and enhance our brand, our ability to expand our base of users, advertisers and www.HelpInventIt.com users will be impaired and our business and operating results will be harmed.

We believe that we must build a strong brand identity to succeed. If we fail to establish a brand that is widely recognized and respected by Internet users, we will not succeed as a business. We also believe that maintaining and enhancing the “HelpInventIt” brand is critical to expanding our base of users and advertisers. Maintaining and enhancing our brand may require us to make substantial investments and these investments may not be successful. In addition, we may not have sufficient funds to invest in building our brand. We do not have a specific budget for brand development as this will depend on future events such as available funding, the number of registered users we have, our ability to attract press coverage from media and bloggers and future trends in social networking.

If we fail to promote and maintain the “HelpInventIt” brand, or if we incur excessive expenses in this effort, our business, operating results and financial condition will be materially and adversely affected. We do not have a specified budget for brand development. The amount we would spend on branding will depend on our rate of growth, the amount of our future revenue and the amount of press coverage we are able to attract about our company. Maintaining and enhancing our brand will depend largely on our ability to be a technology leader and to continue to provide high quality products and services, which we may not do successfully. There is a risk we may never become a strong enough brand to succeed as an operating business.

9

The fact that our officers and directors are involved in other business activities creates a risk that they may face potential conflicts of interest.

Our Officers serve the company with only part of their time. Because they are involved in other business activities, there is a risk that they may encounter situations and opportunities that represent a conflict of interest with our Company. We do not have a written policy regarding conflicts of interest. This means that there is a risk that we may suffer negative consequences if one of our officers faces a conflict of interest situation. The minimum number of hours Mr. Kim and Ms. Grant are able to devote to our business is 15 hours per week.

If we lose key personnel or fail to attract new personnel capable of developing and marketing our social network, there is a risk it will limit our ability to succeed in implementing our business plan.

  Our future depends in large part on our ability to continue to develop software that users find attractive and to market our idea to interested users. To succeed in this task, we must have qualified personnel capable of implementing these two tasks. If we lose any of our current personnel and/or fail to attract additional personnel with the required talent as we grow, it will hinder our ability to succeed. There is a risk that we will not be able to hire or retain personnel capable of making our company a success.

There is a risk that our business may be adversely affected by malicious third-party applications that interfere with our receipt of information from, and provision of information to, our users, which may impair our users’ experience with our products and services.

Our business may be adversely affected by malicious applications that make changes to our users’ computers and interfere with the www.HelpInventIt.com experience. These applications have in the past attempted, and may in the future attempt, to change users’ Internet experience, including viruses, malware, trojan horses and other malicious software. These applications may be difficult or impossible to uninstall or disable, may reinstall themselves and may circumvent other applications’ efforts to block or remove them. The ability to reach users and provide them with a superior experience is critical to our success. There is a risk that malicious software applications could harm our business results. This could result in a decline in user traffic and associated ad revenues, which would damage our business.

Our business is subject to a variety of U.S. and foreign laws. There is a risk that this could subject us to claims or other remedies based on the nature and content of the information searched or displayed by our products and services, and could limit our ability to provide information regarding regulated industries and products.

The laws relating to the liability of providers of online services for activities of their users are currently unsettled both within the U.S. and abroad. Claims have been threatened and filed under both U.S. and foreign law for defamation, libel, invasion of privacy and other data protection claims, tort, unlawful activity, patent, copyright or trademark infringement, or other theories based on the nature and content of the materials searched and the ads posted or the content generated by internet users. If complaints results in liability to us, it could be potentially costly, encourage similar lawsuits, distract management and harm our reputation and possibly our business. In addition, increased attention focused on these issues and legislative proposals could harm our reputation or otherwise affect the growth of our business.

10

 The application to us of existing laws regulating or requiring licenses for certain businesses of our potential advertisers, including, for example, distribution of pharmaceuticals, adult content, financial services, alcohol or firearms, can be unclear. Internet companies have been found liable for allowing advertising by unlicensed pharmaceutical providers, for example. Existing or new legislation could expose us to substantial liability, restrict our ability to deliver services to our users, limit our ability to grow and cause us to incur significant expenses in order to comply with such laws and regulations.

Several other federal laws could have an impact on our business. Compliance with these laws and regulations is complex and may impose significant additional costs on us. For example, the Digital Millennium Copyright Act has provisions that limit, but do not eliminate, our liability for listing or linking to third-party web sites that include materials that infringe copyrights or other rights, so long as we comply with the statutory requirements of this act. The Children’s Online Protection Act and the Children’s Online Privacy Protection Act restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from minors. In addition, the Protection of Children from Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances. Any failure on our part to comply with these regulations may subject us to additional liabilities.

We also face risks associated with international data protection. The interpretation and application of data protection laws in Europe and elsewhere are still uncertain and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our practices. If so, in addition to the possibility of fines, this could result in an order requiring that we change our practices, which in turn could have a material effect on our business.

The initial stock issued to investors and those providing services to us is fully vested. Because we do not use stock options to lock in employees they may not have sufficient financial incentive to stay with us, there is a risk that we may have to incur costs to replace key employees that leave, and our ability to execute our business model could be impaired if we cannot replace departing employees in a timely manner.

We have not issued stock options to any of our employees as a method of incentivizing them to remain with us based on the value of such options. We may provide an incentive stock option plan for our employees in the future but we do not have one at the present. If any members of our senior management team leave us, there is a risk that our ability to successfully operate our business could be impaired. There is also a risk that we also may have to incur significant costs in identifying, hiring, training and retaining replacements for departing employees.

We have a short operating history and a relatively new business model in an emerging and rapidly evolving market. This makes it difficult to evaluate our future prospects and may increase the risk that we will not continue to be successful and increases the risk of your investment.

We are an operating development stage company that has released its social network in the initial stage. As a result, we have very little operating history for you to evaluate in assessing our future prospects. Also, we hope to derive nearly all of our revenues from online advertising, which is an immature industry that has undergone rapid and dramatic changes in its short history. You must consider our business and prospects in light of the risks and difficulties we will encounter as an early-stage company in a new and rapidly evolving market. There is a risk that we may not be able to successfully address these risks and difficulties, which could materially harm our business and operating results.

11

We own preferred stock in two companies with limited liquidity which creates a risk that we may not be able to realize a return or profit on the money we spent to acquire these shares which would reduce the value of our assets.

We currently own 5 million shares of Class A Preferred Stock in a iVoiceideas, Inc. and 5 million shares of Class A Preferred Stock in a Proven Technology and Equipment, Inc. This represents approximately 93% of our current assets. There is no public market for either of these securities. This means that we face a risk that there will be no willing buyer willing to pay a price higher than the price we paid for these shares when we purchased them. There is a risk that we may not be able to sell these shares at a profit or that we may only be able to sell them at a loss or not at all. If this happens it will impair and reduce the value of our assets.

The Auditors have issued a going concern opinion because we need additional cash to continue operations. There is a risk we may not have enough money to continue operations.

We are not yet profitable and we will incur additional losses before we earn any profits. This means we will need additional investment from sources such as this offering to fund operations or we will not be able to continue as a going concern. If this offering is not successful or if we do not obtain additional investment in us to fund operations, we may not be able to continue our operations. There is a risk that we may not have enough money to continue operating our business in the future.

We have to keep up with rapid technological change to remain competitive in our rapidly evolving industry. There is a risk that we may not remain competitive with new ideas in the marketplace.

Our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to improve the performance and reliability of our services. Our failure to adapt to such changes would harm our business. There is a risk that new technologies and advertising media could adversely affect us. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our services or infrastructure.

Risks Related to Our Offering

Our stock price may be volatile, and there is a risk you may not be able to resell shares of our common stock at or above the price you paid.

Prior to this offering, our common stock has not been traded in a public market. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The initial trading price of our shares may not accurately reflect our value due to low liquidity and volatility in the market.

The trading price of our common stock following this offering is therefore likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control.

These factors include:

•	Quarterly variations in our results of operations or those of our competitors.

•	Announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments.

12

•	Disruption to our operations or those of our www.HelpInventIt.com Network operators.

•	The emergence of new sales channels in which we are unable to compete effectively.

•	Our ability to develop and market new and enhanced products on a timely basis.

•	Commencement of, or our involvement in, litigation.

•	Any major change in our board or management.

•	Changes in governmental regulations or in the status of our regulatory approvals.

•	Changes in earnings estimates or recommendations by securities analysts.

•	General economic conditions and slow or negative growth of related markets.

There is a risk that future sales of shares by our stockholders could cause our stock price to decline.

We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. There is a risk that sales of our common stock in the public market after the restrictions described in this prospectus lapse, or the perception that those sales may occur, could cause the trading price of our stock to decrease or to be lower than it might be in the absence of those sales or perceptions. None of our officers, directors, employees or stockholders have entered into contractual lock-up agreements.

There is a risk that recipients of shares registered in this Offering may experience substantial dilution in the book value of their investment through the issuance of stock by the Company in the future.

There is a risk that the value of shares purchased in this Offering may be significantly diluted by future actions of the Board such as issuing shares for investment activities, public or private offerings or acquisitions that may be entered into in the future. Any event that causes dilution in the value of the shares could impair the value of shares registered herein.

We do not intend to pay dividends on our common stock. As an investor you risk may be increased because we do not pay dividend.

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. The risk of owning our stock may be increased because we do not pay dividends. This means the only value of the stock will be its unpredictable market price.

If we raise less than the full amount of the Offering, there is a risk that we will not have as much money as we need to fund our budget.

Because this is a self-underwritten offering with no minimum amount required to be raised, it is possible we will raise less than the full amount of the Offering.  If this occurs, we will have less funds available to apply to the implementation of our business plan.  There is, therefore, a risk that this would reduce our ability to execute our business plan as intended and would negatively affect our results of operations.  See, Use of Proceeds.

13

The price of the shares Offered in this Prospectus has been arbitrarily determined without reference to any outside valuation benchmarks. There is a risk that the price set for the shares Offered in this Prospectus will not accurately reflect the true value of the shares Offered.

The offering price of the shares offered in this Prospectus was established arbitrarily with no reference to external benchmarks or appraisals. Consequently, there is a risk that the valuation of the shares does not necessarily bear any relationship to any objective measure of value nor can it be assumed to be indicative of any future value of the shares. The shares may be worth less in the future than the price at which they are Offered under this Prospectus.

We will incur increased costs as a result of being a public company. This will create an increased demand our capital resources and increase the risk of financial failure.

As a public company, we will incur additional legal, accounting and other expenses that we did not incur as a private company. We will incur costs associated with our public company reporting requirements. We expect rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect that new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. There is a risk that this additional financial burden will negatively effect our ability to succeed with operations.

There is a risk that the concentration of our capital stock ownership among our investors, executive officers, employees, and our directors and their affiliates will limit your ability to influence corporate matters.

We anticipate that our founders, executive officers, directors, beneficial owners (and their affiliates) and employees will together own approximately 85% of our common stock at the close of this Offering. We have issued 5 million shares of Class A Preferred Stock representing 64% of our issued and outstanding equity on a fully diluted basis. This shareholder will still own over 50% of our voting securities after the Offering. Class A Preferred holders also have a preference in the event of a liquidation, which means that, should a liquidation event occur, the common holders would not be likely to receive anything. Because this shareholder controls over 50% of the voting shares of the Corporation, they will hold voting control over matters submitted to the shareholders for a vote and will, therefore have significant influence over management and affairs and over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future. The Class A Preferred Stock will not be listed on any exchange or listing service and is not expected to have a market. There is a risk that the ability of the Preferred stock to control certain corporate matters will negatively effect the value of the common shares.

We do not intend to register a class of securities under Section 12 of the Securities Exchange Act, which means you will have less information available than if we were registered as a Section 12 company. There is a risk that this will reduce the value of your investment.

We do not intend to register a class of securities under Section 12 of the Securities Exchange Act, which requires additional disclosure obligations. As a result, for example, officers, directors and control persons will not be required to file Forms 3, 4, 5 & 6. In addition, we will not be subject to the proxy rules which means shareholders may have less notice of pending matters and we will not be subject to the Williams Act. We will comply with the more limited reporting requirements of Section 15(d) of the Securities Act.

14

Because we expect to have less than 300 shareholders of record at the time of our next annual meeting following the conclusion of this offering, we may not be required to continue filing annual and quarterly disclosure documents. We would, at that point become a voluntary filer. If we elect not to continue filing as a volunteer filer investors will be at increased risk due to the lack of disclosure and transparency that would result.

There is a risk that the future issuance of additional preferred stock could adversely affect the rights of purchasers of our common stock.

We have an additional five million shares of preferred stock authorized but not issued. The Board of Directors could issue these share in the future and fix the rights and preferences of any new series of preferred stock in a manner that may dilute or adversely affect the rights and/or the value of the common shares without any vote of the shareholders. For example, such shares could have certain voting preferences, dividend preferences or liquidation rights superior to those of common shareholders. There are no agreements, understandings or plans to issue any new class of preferred stock, but there is a risk such shares could be issued in the future.

There is a risk that provisions in our charter documents and under Wyoming law could discourage a takeover that stockholders may consider favorable.

Our Bylaws and Wyoming law allow the Board of Directors to issue additional shares of stock and to take other actions that might discourage a party attempting a hostile takeover. There is a risk that these actions, if taken by the Board may reduce the opportunity for a shareholder to realize the value of the transaction that might occur and could reduce the value of the shares held by existing shareholders.

We expect our stock to be subject to penny stock regulations and restrictions. This creates a risk that may reduce liquidity and make it more difficult for you to sell your shares.

The SEC has adopted regulations which generally define a “penny stock” as an equity security that has a market price of less than $5.00 per share or and exercise price of less than $5.00 per share, subject to certain exemptions. There is currently no market for our common stock. If and when our stock is listed by a listing service, our common stock may be deemed a “penny stock” and be subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule.” This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally individuals with a net worth in excess of $1,000,000, excluding the value of the primary residence or an annual income exceeding $200,000). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received ther purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market (if a market for our stock ever develops).

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule required by the SEC relating the penny stock market. Disclosure is also required to be made about sales commissions payable to both the borker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market for penny stocks.

15

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.”

In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds ranging from less than the actual cost of this Offering up to $500,000 from our sale of the Common Stock offered by us in this offering, based upon our initial public offering price of $0.05 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purpose of this offering is to obtain additional capital for Web site development, management, marketing and operating expenses and to create a public market for our common stock which we hope will facilitate our future access to the public equity markets.

We currently have no specific budget for the use of the net proceeds of this offering. We anticipate that we will use the net proceeds received by us from this offering for general corporate purposes, including working capital. If less than the full amount of the offering is received, we expect to prioritize the use of proceeds to complete the development of our Web site(s) and to grow our user base while maintaining corporate operations. In addition, we may use a portion of the proceeds of this offering for acquisitions of complementary businesses, technologies or other assets. We have no current agreements or commitments with respect to any material acquisitions and have not talked to any potential acquisition target. The anticipated use of proceeds set forth below does not include future brand development costs.

Because of the no-minimum nature of the Offering, it is possible that less than all of the $500,000 will be raised in the Offering.  The table below sets forth our estimate of how the net proceeds will be used if less than all of the securities offered in this Prospectus are sold.

16

	Amount Sold	25%	50%	75%	100%
Web site development		$50,000	$75,000	$75,000	$100,000
Personnel costs		40,000	84,000	100,000	150,000
Marketing expenses		10,000	50,000	100,000	150,000
General overhead and operating expense and Offering Costs		25,000	41,000	100,000	100,000
Total:		$125,000	$250,000	$375,000	$500,000

Pending such uses, we plan to invest the net proceeds in highly liquid, investment grade securities and to deposit the balance in the Company’s bank account.

DETERMINATION OF OFFERING PRICE

The offering price of the securities described in this Prospectus has been determined arbitrarily by our Board of Directors without reference to intrinsic value, market comparables or competitors which are already public companies.

DILUTION

If you invest in this Offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the adjusted net tangible book value per share into which the Units will convert subsequent to this Offering. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the number of shares issued and outstanding on a fully diluted basis.

Investors participating in this offering will incur immediate, substantial dilution. Our pro forma net tangible book value before the offering is: $0.031, computed as total stockholders’ equity less goodwill and other intangible assets as of March 31, 2012. Assuming the sale by us of up to 10 million shares of common stock at an initial public offering price of $0.05 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value at March 31, 2012, would have been $0.037 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $0.005 per share of common stock to our existing stockholders and an immediate dilution of $0.013 per share to the new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per Unit:	$0.05

Pro forma net tangible book value per share as of March 31, 2012	$0.031

Increase in pro forma net tangible book tangible book value per share attributable to this offering	$0.006

Pro forma as adjusted net tangible book value per share after the offering	$0.037

Dilution per share to new investors	$0.013

17

BUSINESS

Overview

Bensata Corp., Inc., formerly known as Stanton Designs, Inc., was incorporated on November 9, 2007 as a Wyoming Corporation. We have been developing the social networking site for open source invention www.HelpInventIt.com since 2009. The initial version of the www.HelpInventIt.com Web site was released to the public in the fourth quarter of 2011. We changed our name in 2009 in order to better reflect the nature of the social network we were then developing. Our inception date, for preparation of our financial statements is November 2007.

Bensata Corp.’s aim is to become a social network focused on improving the way people develop new intellectual property. We are a collaborative, open source platform that allows inventors to develop new products individually or in collaborative groups from anywhere in the world. We believe that we represent significant innovation and improvement that provides an efficient platform for users to collaborate on the development of inventions.

We believe that with proper promotion and sufficient capital, our invention platform can become a major influence center among people engaged in the development of ideas, intellectual property and social and political issues. We view our platform as a community of collaborative innovators. We see this as important to opening up the community of inventors to collaboration and democratizaton in ways that may be very important in the future. In the same way open source software has allowed the Internet to explode, we believe open source invention will bring thousands of new inventions to fruition. With the current cash we have on hand, we would only be able to operate for about four months.

We have developed our initial site but have not begun generating revenue from operations. We expect to generate revenue by delivering relevant, cost-effective online advertising. Businesses will be able to target advertising to potential customers based on key words and topics relevant to that businesses products and services. We expect to initially use existing advertising platforms as feeds to our Web site on a profit sharing basis, such as Google Adwords, Yahoo and MSN.

Our Mission

Our mission is to provide two important values through our Web sites:

•	First, we want to deliver efficient, user-friendly platforms for innovation and solutions to important problems facing, nations, states and communities as well as individuals. By allowing people from all over the world to work together on forging new inventions, we believe better technologies will be available to more people creating opportunity for thousands of users to start new businesses.

•	Second, we have integrated a voting and ranking system on our Web sites to allow users to identify the best inventions so they can be featured on the home page. Users will be able to browse the highest vote getting inventions and as the size of an invention’s support base grows through the voting system, the more important that invention will become.

18

We believe that the most effective, and ultimately the most profitable way to accomplish our mission is to put the needs of our users first. We believe that offering a high-quality user experience leads to increased traffic and more passionate users for any Web site. We believe that our user focus is the foundation of our future success. We also believe that this focus is critical for the creation of long-term value. We do not intend to compromise our user focus for short-term economic gain.

How We Provide Value to Users, Advertisers and Web Sites

Our Users

We aim to serve our users by developing products that enable people to collaborate and develop new inventions while building a platform where those inventions can be developed through collaborations and implemented anywhere in the world. We expect to place a premium on inventions that matter to many people and have the potential to improve their lives, especially in areas in which our expertise enables us to excel.

We believe that thousands of inventors around the world have no practical platform on which to develop, introduce and collaborate on the development of their ideas. We believe these individuals will welcome the opportunity to work together to make their vision a reality on our open source invention platform.

We also think that users will enjoy the creative experience of launching a new invention and to vote on its merit and comment on it on the Web site.

Some of the key benefits we offer to users include:

Invention development platform. Many people have ideas for new inventions or for the improvement of an existing technology but do not have a way to turn that idea into a reality. We provide a public, free platform where an inventor from anywhere in the world can launch a new inventions using our software tools.

Collaboration tools. Major corporations and universities spend billions on teams of research and development specialists working on new inventions. Using crowd sourcing tools, we give inventors a grass roots alternative to this process by providing them with the ability to privately or publicly work in collaborative teams to gain input for hundreds of other minds on how to improve and perfect the user’s initial invention.

Public Voice to Build Consensus. In addition to providing a collaborative innovation platform, we invite visitors and users to vote on the quality of inventions. The number of votes for each project gives us a way to rank projects from our site in popularity and to highlight the most popular inventions.

Objectivity.    We believe it is very important that the user experience users have on www.HelpInventIt.com is produced with only their interests in mind. We do not accept money for search result ranking or inclusion. We do accept fees for advertising, but it does not influence how we generate our ranking of projects and inventions. The advertising is clearly marked and separated. This is similar to a newspaper, where the articles are independent of the advertising. Some of our competitors charge web sites for inclusion in their indices or for more frequent updating of pages. Inclusion and frequent updating on our site is open to all free of charge. We apply these principles to each of our products and services.

19

Global Access.    We will strive to provide www.HelpInventIt.com worldwide through the Internet. Users can visit our sites from anywhere in the world subject to their access to the Internet and governmental regulations that may restrict access in some places like North Korea and China. When we have completed the initial phase of our www.HelpInventIt.com site development, we expect to begin offering the site in other languages such as soon as possible. In the near term, we do not expect to recover our costs related to providing our services in foreign countries because of a more limited advertising base but we feel that the input and ideas from these sources will enrich the user experience for everyone.

Ease of Use.    We have devoted significant efforts to create a streamlined and easy-to-use interface. We have also created many features that enhance the user experience. Our products present these features when we believe they will be most useful, rather than promoting them unnecessarily.

Advertising Business Model

Most forms of media are supported by advertising. For example, radio, television, magazines, newspapers and most major Internet sites are supported by advertising revenue. This is the same model we expect to produce most of our future income as our user base grows. We believe success is about the quality of users and value to the advertiser. We initially expect to use advertising platforms with proven success such as Google, Yahoo and MSN to place ads on out site. We will pay them a percentage of the ad revenue and collect the rest as income. Internet advertising has grown in popularity in the last ten years as more and more businesses elect to advertise online. We expect our user base to be highly educated, employed and in the target zone of most potential advertisers, making our site an attractive place for advertisers to place their ads.

Web Site

Our current site is www.HelpInventIt.com

About www.HelpInventIt.com

www.HelpInventIt.com is our primary brand and primary Web site. This site contains a social network core much like Facebook, LinkedIn, Google+ and others but it is distinct in some very important ways. The social network functions allow users to post personal information, find and communicate with other users, form groups, organize events and perform other social functions.

What is different about www.HelpInventIt.com is its insular focus on open source inventions. Here users can interact and collaborate to develop new innovations, technologies and devices. Layered on top of this invention-focused community are collaboration tools that allow a user to invite other participants from all over the world to collaborate and contribute to the development of their invention.

A major site that has used this crowd-sourcing approach to building valuable content is Wikipedia.com. This site has millions of entries in multiple languages all developed by users who provided the input, definitions and editing that have made this site a primary reference source around the world. The www.HelpInventIt.com collaboration tools are intended to have the same result with people actively participating in the development of world-class solutions through wide participation and crowd-sourcing.

Users are then invited to vote on the quality of each invention on a 1-5 scale. The vote totals from user votes are used to rank inventions by popularity and quality through user input. The most popular inventions (those getting the most votes) will be featured on the home page and in search results of the Web site so that the best inventions will get the most exposure.

20

It is the goal of www.HelpInventIt.com to build enthusiasm for good inventions through this ranking system to the degree that entrepreneurs from around the world will be motivated to build the devices and innovations that have been developed on the open source platform and to build businesses around these new technologies.

Our product development philosophy is centered on rapid and continuous innovation, with frequent releases of improvements and new projects expected based upon our ability to finance continued development and to manage the growth of our present site. We take technology innovation very seriously. We expect to compete aggressively for talent because we believe talented people drive innovation.

Marketing

We believe that building a trusted, highly recognized brand begins with providing high-quality products and services that make a notable difference in people’s lives. Our site will be marketed primarily by word of mouth and through the development of relationships with technology bloggers. Because users will be promoting the development of their own ideas and projects, we expect a high level of loyalty from users who will want to encourage friends to contribute to their project and to vote for it so that it will receive a higher ranking. We expect this to work as a viral marketing strategy. This grass-roots strategy is expected to provide a low cost way to increase our user base as we grow.

In addition, we expect to sponsor numerous contests with monetary prizes to incentive users to participate in launching new inventions and new projects related to the topic of the incentive. For example, the U.S. needs green energy technologies. A prize can be offered for the best new invention in this category, for example. Users can launch projects related to green energy with a prize going the idea getting the most votes from users of the Web site.

Competition

We face formidable competition in every aspect of our business, and particularly from other social networks that are much better funded and much better established than we are. The biggest competitors are Facebook, MySpace, Google+, LinkedIn, AOL and others. We also face competition from many other social networks and collaboration sites, many of whom are not known to us at this time. We will also be competing for advertising dollars with the largest and most successful Web sites on the planet. In light of this competitive landscape, we must successful carve out a niche in which we can be a leader and attract a loyal base of passionate users. If we fail to achieve this, we will not generate enough revenue to survive as a going concern.

We will compete to attract and retain relationships with users, advertisers and web sites. The bases on which we compete differ among the groups.

•	Users. We compete to attract and retain users of our collaborative invention platform. Most of the services we offer to users are free, so we do not compete on price. Instead, we compete in this area on the basis of the relevance and usefulness of our community and the collaboration tools we provide as well as upon the strength of our user generated content.

•	Advertisers. We will need to compete to attract and retain advertisers. We expect to compete in this area principally on the basis of the return on investment realized by advertisers who want to reach our user base of idea driven, educated, engaged consumers.

21

We believe that we will compete favorably on the factors described above. However, we will need a successful marketing program in order to acquire enough users to be an attractive platform for advertisers. Our industry is evolving rapidly and is becoming increasingly competitive. Larger, more established companies than us are increasingly focusing on innovation and we may encounter new competitors with whom we cannot successfully compete.

 Intellectual Property

We do not currently own any patents. We own several URL’s and we rely upon a combination of trademark, copyright and trade secret laws in the U.S. and other jurisdictions as well as confidentiality procedures and contractual provisions to protect our proprietary technology and our brand. We also enter into confidentiality and invention assignment agreements with our employees and consultants and confidentiality agreements with other third parties, and we rigorously control access to proprietary technology.

Circumstances outside our control could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in every country in which our products and services are distributed. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time consuming. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results.

Companies in the Internet, technology and media industries own large numbers of patents, copyrights and trademarks and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property claims against us grows. Our technologies may not be able to withstand any third-party claims or rights against their use.

Government Regulation

We are subject to a number of foreign and domestic laws that affect companies conducting business on the Internet. In addition, because of the increasing popularity of the Internet and the growth of online services, laws relating to user privacy, freedom of expression, content, advertising, information security and intellectual property rights are being debated and considered for adoption by many countries throughout the world.

In the U.S., laws relating to the liability of providers of online services for activities of their users are currently being tested by a number of claims, which include actions for defamation, libel, invasion of privacy and other data protection claims, tort, unlawful activity, copyright or trademark infringement, or other theories based on the nature and content of the materials searched and the ads posted or the content generated by users. In addition, several other federal laws could have an impact on our business. For example, the Digital Millennium Copyright Act has provisions that limit, but do not eliminate, our liability for listing or linking to third-party web sites that include materials that infringe copyrights or other rights, so long as we comply with the statutory requirements of this act. The Children’s Online Protection Act and the Children’s Online Privacy Protection Act restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from minors. In addition, the Protection of Children from Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances. Existing or new legislation could expose us to substantial liability and restrict our ability to deliver services to our users.

22

We are also subject to international laws associated with data protection in Europe and elsewhere and the interpretation and application of data protection laws is still uncertain and in flux. In addition, because our services are accessible worldwide, foreign jurisdictions may claim that we are required to comply with their laws.

Employees

We have outsourced the software and Web development of most of our initial site using contracted programmers and have one part-time contract employee at this time. We have found that, as a new company with limited resources, we can produce a better product by hiring a highly experienced developer on an hourly basis than by trying to hire in-house talent.

We will continue to try to minimize corporate hierarchy and rapid growth in our employee base in order to maintain greater control over budget and expenses. None of our current employees are compensated on a full-time basis and each is engaged in other activities at least part of the time.

Legal Proceedings

We are not engaged in any legal proceedings or lawsuits and management is not aware of any claims or pending litigation related to the business.

Facilities

We rent a corporate office at 2500 CityWest Boulevard, Suite 300, Houston, Texas 77042. We do not own any real estate of office space. Since we are an Internet company, our employees are able to perform necessary tasks from remote locations. In addition, we outsource our primary programming and Web development functions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with the consolidated financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

Bensata Corp., an emerging growth company, delivers collaborative invention and social networking tools for the development of new inventions on an open source, collaborative platform. Our service is delivered on the Internet. We focus on the development of new inventions using social networking and collaboration plus crowd sourcing. Our goal is to find the best new inventions and make them available to the world.

In addition to building a community of inventors, we believe in the creative use of crowd sourcing to solve problems and to highlight new innovations. We deliver unique collaboration tools to allow groups to develop projects and ideas together.

23

Our goal is not only to create an interesting social environment for inventions, but to be an important place for new inventions to develop and to, eventually change the way invention occurs using worldwide collaboration and crowd sourcing tools.

Our primary URL is www.HelpInventIt.com

We serve three primary constituencies:

•	Users. We provide users with tools that stimulate the development of new inventions and innovations.

•	Advertisers. We will provide advertisers a platform where they can reach our users with information regarding their products and services. Because we are a collaborative innovation social network, we expect our user base to be well educated and economically capable users who represent an attractive target market for advertisers.

•	Readers. We provide casual readers as well as those seeking the latest ideas on innovation a place where they can see what inventions and ideas are being rated most highly by our reader and users. Our design is aimed at making the Web site interesting to casual readers while encouraging them to vote on the inventions they feel have the most merit.

We were incorporated in Wyoming in November 2007 and use this date as the date of inception on our financial statements. We changed our name in 2009 to better reflect the nature of our business.

Plan of Operations

Bensata Corp. launched its initial site in the fourth quarter of 2011. We are a social network, focused on collaborative development of inventions on an open source platform. Content will be generated by users. These users will also be able to collaborate on project in private or public groups. Inventions with the most votes are presented on the home page for greater exposure.

We expect the proceeds of this offering to fund the costs of operations for more than the next twelve months.

During the next twelve months, we plan to improve the performance and functionality of our Web site during the initial phase in preparation for a larger public launch of the Web site after it is redesigned to overcome any issues, problems or opportunities identified during the initial phase. We have not defined a specific length of time during which we intend to operate in initial format. We expect that time line to be determined by user response, available funding and the time needed to develop the next release version of the Web site. We are seeking to attract a modest user base during the initial phase so we don’t overload the system before confirming its capacity to handle the growth in traffic. The information we gain from this experience will assist us in developing the full version of the Web site for release late in 2012.

Our Web site will be supported by advertising revenue. However, during the initial phase and early development, we do not expect this income to be substantial because the amount of traffic to the Web site will be small. We estimate that we will need more than one million users in order to attract enough advertising to fully support ongoing operating costs. Our current cash is expected to be sufficient for only four months of current operating expenses. As a public company, we will incur additional costs related to disclosure, audits and compliance with regulations. We will need to procure additional funding from this Offering or other sources to pay these expenses.

24

Marketing. We expect to market our functionality to universities and secondary schools as a curriculum tool in order to get early adopters using the platform for invention. We completed the development of our commercial web site during the initial phase, we are developing curriculum tools and exploring options for implementation in educational institutions on a test basis. We believe the implementation of our product as a curriculum tool at the college and secondary level will be the fastest way to produce rapid growth in our user base.

We are an emerging growth company. This is defined as a company with gross revenues of less than one billion dollars during its most recent fiscal year. Status as an emerging growth company will end, a) on the last day of the first year in which the company has gross revenue of over one billion dollars; or the last day of the fiscal year of the company following the fifth anniversary of the date of the first slae of common stock under an effective registration statement; or the date on which the company has, in the previous three years issued over one billion dollars in convertible debt; or the date on which the company is deemed to be a large accelerated filer. As an emerging growth company, the law provides the company with certain exemptions from the securities laws. For example: a) only two years of audited financial information will need to be provided rather than three years; b) the company would have the ability to make pre-filing offers to investors to test the waters (we did not elect to use this exemption in regard to this offering); c) investment banks will be permitted to publish research reports about us immediately after the company becomes public; and d) certain governance and disclosure requirements are scaled back for up to five years for new emerging growth companies including: (i) an exemption on ‘say-on-pay’ votes by shareholders; (ii) a more limited executive compensation disclosure; (iii) an exemption from the requirement to hire an independent auditor to attest to the company’s internal controls; and (iv) a longer phase in period for revised financial accounting standards.

A company may elect out of the provisions related to emerging growth companies but we have not made that election. An election to opt out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) is irrevocable.

Liquidity and Capital Resources

From inception to date our only source of cash to fund operations has been from investors through the sale of our securities to them and from additional paid in capital. We received $20,000 in additional paid in capital in 2009 which was used for the programming of our web site which was released in October 2011. In 2010 we raised $80,000 through the sale of common stock at a price of $0.02 per share and had an additional $3,256 of additional paid in capital. As of the end of the period ending December 31, 2010 we had total paid in capital of $102,856. As we were finalizing the development of our social network software in 2011 we received $375,000 of investment from the sale of common stock at $0.02 per share and $300,000 for the purchase of Class A Preferred stock at $0.06 per share for a total of $675,000 of new investment from investors in 2011. Because we did not need to deploy that amount of capital immediately for our software development, we made short term investments of excess cash of $225,000 for 5 million shares of Class A Preferred stock of iVoiceIdeas, Inc. (a collaborative idea social network) convertible in the future into 50 million shares of common stock and $415,000 to acquire 5 million shares of Class A Preferred stock in Proven Technology and Equipment, Inc. (a solar desalination technology company). The Board of Directors determined it would be in the best interests of the shareholders to make a one-time deployment of this excess capital into these two investments in order to increase the probability of shareholder returns over just retaining the excess cash of placing it in a bank at low interest rates. In making the decision to make these investments, management evaluated the projects of each of these companies and decided that they showed sufficient future market potential make an attractive investment for the Company. We looked at criteria such as the uniqueness of the business plan, the potential for future growth, and the scalability of each business when making this decision. Management determined that it would have access to sufficient capital for operations in the interim period for the proceeds of this offering or from further private placement of shares if needed. Neither of these companies is a related party to Bensata Corp. We currently own 5 million shares of Class A Preferred Stock in a iVoiceideas, Inc. and 5 million shares of Class A Preferred Stock in a Proven Technology and Equipment, Inc. There is no public market for either of these securities. This means that we face a risk that there will be no willing buyer willing to pay a price higher than the price we paid for these shares when we purchased them. There is a risk that we may not be able to sell these shares at a profit or that we may only be able to sell them at a loss or not at all. Because of this, these investments should not be used in assessing our liquidity. If this happens it will impair and reduce the value of our assets.

25

In 2011 we also purchased 800,000 shares of common stock of iVoiceIdeas, Inc. for $40,000. We expect to liquidate these investments as we need additional operating capital in the future.

We have $16,657 cash on hand as of March 31, 2012 and had $35,224 as of December 31, 2011 and had $70,581 cash on hand as of December 31, 2010.

Stock-Based Compensation.    We granted a total of 52,000 shares of common stock to officers, directors and to individuals who reviewed our Web site and gave us ideas for how to improve it in the first quarter of 2012.

We do not have any significant debt or long-term liabilities at this time. We have paid for our operating expenses as we progressed toward our initial launch. We do not currently have any plans to use debt financing because we feel that it increases the financial risk related to the ownership of our common stock. Because social networks are viewed as a growing industry today, we have not had problems raising the capital we needed thus far. However, this could change in the future if the public mood or attitude related to social networks changes in the future.

We expect the proceeds of this Offering, if fully subscribed, to be sufficient to fund our operations for at least the next 12 months. This is a best efforts offering which means that the amount actually realized from the offering could vary from less than the cost of the Offering to the full amount offered. If this offering is not successful in raising the funds projected, we will need to seek other sources of financing which may or may not be less favorable to the current shareholders.

Capital Resources

We expect the proceeds of this offering and the funds currently held in our short-term investments discussed above to be our primary source of liquidity for the next eighteen months. We expect to need a minimum of $125,000 for operating costs in order to continue to develop our product and deliver it to the market over the next twelve months. We expect to incur added expenses of approximately $15,000 related to being a publicly reporting company including audit, legal and filing costs. These expenses are included in the one-year estimate of $125,000.

Because of the no-minimum nature of the Offering, it is possible that less than all of the $500,000 will be raised in the Offering.  The table below sets forth our estimate of how the net proceeds will be used if less than all of the securities offered in this Prospectus are sold. This does not include future brand development costs.

	Amount Sold	25%	50%	75%	100%
Web site development		$50,000	$75,000	$75,000	$100,000
Personnel costs		40,000	84,000	100,000	150,000
Marketing expenses		10,000	50,000	100,000	150,000
General overhead and operating expense and offering costs		25,000	41,000	100,000	100,000
Total:		$125,000	$250,000	$375,000	$500,000

26

Beyond this, our growth will be affected by the amount of money we can invest in marketing to potential new users. If we do not have substantial capital for marketing, our growth will be slower. This is more cash than we have on hand and we expect to use the proceeds of this Offering for this purpose. In addition, we can accelerate the marketing of www.HelpInventIt.com with additional funds as well as develop additional product offerings we believer will be of interest to our users if we are successful in acquiring additional capital through this offering.

We expect it to be at least eighteen months (and maybe longer) before we can grow advertising revenue to the level where we will be cash flow positive. That means we will need investment income from this offering and from other sources to establish ourselves as a successful business during this interim period. Although this is typical of Internet companies, we must continue to acquire capital through the sales of stock in order to sustain operations during this interim period. This may cause additional dilution to investors who purchase shares in this offering if we must sell shares at a lower price at a later date in order to obtain the capital we need to continue to execute on our business plan.

Long-term, we expect our primary source of revenue to be from our future advertisers. We are just launching our initial site, so we do not have any advertising revenue during the reporting periods since we were developing our business model and technology. This aspect of our business will need to be developed successfully over then next few years in order for us to succeed on a long-term basis. We do not have any long-term debt or contract obligations.

 Trends in Our Business

Our business has currently launched the initial version of our first primary Web site. We are accepting our first users and garnering feedback from them on ways to improve the sites performance. We expect to incorporate much of this information into future versions of our site before we launch a revised Web site.

We expect to take a minimum of 18-24 months to grow our user base to where it will support advertising revenue sufficient to pay expenses. We anticipate that we will need to procure additional capital after we complete our initial launch to cover operating expenses from the time we introduce ourselves to the public and the time at which we reach profitability.

Provision for Income Taxes

The Company has incurred losses since inception and therefore, has not been subject to payment of Federal income taxes. As of March 31, 2012, December 31, 2010 and December 31, 2011, the Company estimates net operating loss (“NOL”) carryforward of approximately $10,924, $10,472 and $30,316 respectively, resulting in deferred tax assets of approximately $3,823, $3,665 and $10,611, respectively. The carryforwards, if not utilized, begin to expire in 2031. Because tax laws in the United States limit the time during which “NOL” and tax credit carryforwards may be applied against future taxable income and tax liabilities, the Company may not be able to take full advantage of “NOL” and tax credits for federal income tax purposes. Deferred tax assets are not recognized in the above financial statements since they are contingent.

A reconciliation of the federal statutory income tax rate to our effective tax rate is set forth in Note 2 of Notes to Consolidated Financial Statements included in this prospectus.

27

Off-Balance Sheet Entities

At March 31, 2012, we did not have any relationship with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the U.S. In doing so, we have to make estimates and assumptions that affect our reported amounts of assets, liabilities, revenues and expenses, as well as related disclosure of contingent assets and liabilities. In many cases, we could reasonably have used different accounting policies and estimates. In some cases changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ materially from our estimates. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations will be affected. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. We refer to accounting estimates of this type as critical accounting policies and estimates, which we discuss further below. Our management has reviewed our critical accounting policies and estimates with our board of directors. (See, Note 2 to our Financial Statements.)

Stock Issued and Stock-based Compensation

We have 22,802,000 shares of common stock issued and outstanding as of March 31, 2012 and five million shares of Class A Preferred Stock. We have no options or warrants issued or outstanding. We have 47 shareholders of record prior to the Offering. We are authorized to issue up to 190 million shares of common stock and up to 10 million shares of preferred stock by our articles of incorporation.

Accounting for Stock-Based Awards to Employees

We have not granted any stock options as of March 31, 2012. In the future, we may grant stock options at exercise prices equal to the value of the underlying stock as determined by our board of directors on the date of option grant. For purposes of financial accounting, we will apply hindsight to arrive at reassessed values for the shares underlying our options and issued under other transactions. There are two measures of value of our common stock that are relevant to our accounting for equity compensation relating to our compensatory equity grants:

•	The “board-determined value” is the per share value of our common stock determined by our board of directors at the time the board makes an equity grant, taking into account a variety of factors, including our historical and projected financial results, comparisons of comparable companies, risks facing us, as well as the liquidity of the common stock.

•	The “reassessed value” is the per share value of our common stock determined by us in hindsight solely for the purpose of financial accounting for employee stock-based compensation.

We will record deferred stock-based compensation to the extent that the reassessed value of the stock at the date of grant exceeds the exercise price of the option. The reassessed values for accounting purposes are determined based on a number of factors and methodologies. One of the significant methods we will use to determine the reassessed values for the shares underlying options is through a comparison of price multiples of our historical and forecasted earnings to certain public companies involved in the same or similar lines of business. The market capitalizations of these companies has increased significantly in recent years which would contribute significantly to the increase in the reassessed values of our shares. We also considered our financial performance and growth. If our revenue and earnings grow it will contributed significantly to the increase in the reassessed values of our shares. We may also retain third party advisors to provide contemporaneous valuation analyses. Please note that these reassessed values are inherently uncertain and highly subjective.

28

Accounting for Stock-Based Awards to Non-employees

We will measure the fair value of options to purchase our common stock granted to non-employees throughout the vesting period as they are earned, at which time we recognize a charge to stock-based compensation. The fair value is determined using the Black-Scholes option-pricing model, which considers the exercise price relative to the reassessed value of the underlying stock, the expected stock price volatility, the risk-free interest rate and the dividend yield. As there has been no public market for our stock, our assumptions about stock-price volatility are based on the volatility rates of comparable publicly held companies. These rates may or may not reflect our stock-price volatility should we become a publicly held company.

Effect of Recent Accounting Pronouncements

In November 2002, the EITF reached a consensus on Issue 00-21, Accounting for Multiple Element Revenue Arrangements, [ASC Topic 605] addressing how to account for arrangements that involve the delivery or performance of multiple products, services, and/or rights to use assets. Revenue arrangements with multiple deliverables are divided into separate units of accounting if the deliverables in the arrangement meet the following criteria: (1) the delivered item has value to the customer on a standalone basis; (2) there is objective and reliable evidence of the fair value of undelivered items; and (3) delivery of any undelivered item is probable. Arrangement consideration should be allocated among the separate units of accounting based on their relative fair values, with the amount allocated to the delivered item limited to the amount that is not contingent on the delivery of additional items or meeting other specified performance conditions. The guidance in Issue 00-21 is effective for revenue arrangements entered into in fiscal periods after June 15, 2003. The adoption of Issue 00-21 did not have an impact on our financial statements. See the further discussion in Note 1 of Notes to the Consolidated Financial Statements included as part of this prospectus.

During November 2002, the FASB issued Interpretation No. 45, [ASC 460] Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34 (FIN 45). FIN 45, [ASC 460], elaborates on the existing disclosure requirements for a guarantor in its interim and annual financial statements regarding its obligations under guarantees issued. It also clarifies that at the time a guarantee is issued, the guarantor must recognize an initial liability for the fair value of the obligations it assumes under the guarantee and must disclose that information in its financial statements. The initial recognition and measurement provisions apply on a prospective basis to guarantees of third party obligations issued or modified after December 31, 2002, and the disclosure requirements apply to such guarantees outstanding at December 31, 2002. We adopted the provisions of FIN 45 at January 1, 2003. The adoption of this Interpretation did not have an impact on our operating results. See further discussion regarding indemnifications in Note 7 to the Notes to the Consolidated Financial Statements included with this prospectus.

29

In May 2003, the FASB issued SFAS No. 150, [ASC 480] Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify certain financial instruments as a liability (or as an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have an impact on our financial statements.

PLAN OF DISTRIBUTION

We are offering the shares on a "self-underwritten" basis solely through the officers and directors named in this Prospectus. Our officers and directors will not receive any commissions or other remuneration of any kind in connection with his participation in this offering based either directly or indirectly on transactions in securities.

This offering is a self-underwritten offering, which means that it does not involve the participation of an underwriter to market, distribute or sell the shares offered under this prospectus. This offering will terminate upon the earlier to occur of (i) 90 days after this registration statement becomes effective with the Securities and Exchange Commission or until terminated by the company, or (ii) the date on which all 10,000,000 shares registered hereunder have been sold. We may, at our discretion, extend the offering for an additional 90 days.

How to subscribe to this Offering: Investors seeking to invest in this Offering will be required to complete a subscription agreement in the form set forth in our Exhibit 99.1, specimen subscription agreement filed as an exhibit to our S-1 registration statement. Each investor will be required to deliver a check for good funds in U.S. dollars in for the amount of the subscription made out to Bensata Corp. at 2500 City West Boulevard, Suite 300, Houston, Texas 77042 to pay for the shares subscribed for in the subscription agreement. Management will determine if the subscriber has meet the requirements of this Prospectus and the laws, including Blue Sky laws related to this Offering and accept or reject each subscription. If a subscription is rejected, the funds will be returned to the investor in full.

We anticipate that we will be initially offering our securities in the State of Wyoming. Once this Registration Statement is effective, and if our Board of Directors believes that there is sufficient interest in us to offer our securities in the state of Wyoming, we will register with the state of Wyoming under 'blue sky' laws. However, we have not yet applied for 'blue sky' registration in any state, and there can be no assurance that we will be able to apply, or that our application will be approved and our securities will be registered, in Wyoming or any other state in the United States.

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason.  We will return all monies from rejected subscriptions immediately to the subscriber, without interest or deductions.  Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Our officers and directors will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer.

1.	None of our officers or directors is subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation;

2.	None of our officers or directors will be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.	None of our officers or directors will he be at the time of participation in the offering, an associated person of a broker-dealer; and

30

4.	Our officers and directors, meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform, or intend primarily to perform at the end of the offering, substantial duties for or on our behalf other than in connection with transactions in securities; and (B) is not a broker or dealer, or been an associated person of a broker or dealer, within the preceding twelve months; and (C) have not participated in selling and offering securities for any issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers, directors, control persons and affiliates do not intend to purchase any shares in this offering.

If applicable, the shares may not be offered or sold in certain jurisdictions unless they are registered or otherwise comply with the applicable securities laws of such jurisdictions by exemption, qualification or otherwise. We intend to sell the shares only in those jurisdictions in which this offering has been qualified or an exemption from the registration requirements is available, and purchases of shares may be made only in those jurisdictions.

In addition and without limiting the foregoing, we will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective. We will not use public solicitation or general advertising in connection with the offering.  Once this registration statement is declared effective by the SEC, we anticipate inviting interested parties to review the registration statement.  Initial introductions to interested parties will be made through verbal communications.

Subscription Procedure

Each subscriber to this offering must execute and deliver to us a copy of the Subscription Agreement attached to this registration statement as exhibit 99.1. We will review the materials and, if the subscription is accepted, the Company will execute the Subscription Agreement and return a copy of the materials to the subscriber. The Company shall have the right to accept or reject any subscription, in whole or in part. An acknowledgment of the acceptance of a subscription will be returned to the subscriber promptly after acceptance.

Payment for the amount of the shares subscribed for shall be made at the time of delivery of the properly executed Subscription Agreement by check, bank draft or wire transfer of funds immediately available to the Company at the address set forth in the Subscription Agreement or to an account specified by the Company. The date upon which the transaction contemplated by the Subscription Agreement shall become effective (the "Closing") will occur on such date or within such period as may be specified at the discretion of the Company with written notice to the Subscriber.  There is no minimum aggregate amount of Shares which must be sold as a condition precedent to the Closing, and the Company may provide for one or more Closings while continuing to offer the Shares that constitute the unsold portion of the Offering.

We do not expect to incur selling expenses or commissions related to the sale of securities described in this Prospectus.

31

Amount
to be Paid

Registration fee	57.30
Listing costs (estimated)	1,000
Printing and engraving (estimated)	4,000
Legal fees and expenses	5,000
Accounting fees and expenses	4,500
Blue sky fees and expenses (estimated)	2,500
Transfer agent and registrar fees (estimated)	5,000
Miscellaneous	1,000

Total	$23,057.30

Right of Cancellation

Each subscriber has a two-day cancellation right and may cancel their Subscription Agreement by sending notice to us by midnight on the second business day after the Subscriber signs the applicable Subscription Agreement.

Qualitative and Quantitative Disclosures about Market Risk

Following the effective date of this Prospectus, we expect to request listing on the OTCBB and OTCQB listing services. We do not expect to face quantitative risk related to changes in currency exchange rates in the next twelve months nor do we face significant risk from changes in interest rates since we do not have any debt instruments. As a publicly traded entity, we may face risks from qualitative and quantitative equity security prices since we will not have control over the price of our common stock as it is traded in the market. If our common equity price is volatile or if our equity is priced too low by the market, it could substantially effect the perception of us and our ability to raise money in the future from the additional sale of securities either privately or to the public.

Interest Rate Risk

We expect to invest our excess cash in a variety of securities, consisting primarily of investments in interest-bearing demand deposit accounts with financial institutions, tax-exempt money market funds and highly liquid debt securities of corporations and municipalities. By policy, we limit the amount of credit exposure to any one issuer.

Investments in both fixed rate and floating rate interest earning products carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than predicted if interest rates fall. Due in part to these factors, our income from investments may decrease in the future.

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors, and their ages and positions as of March 31, 2012 are as follows:

32

Name	Age	Position
Kwang Kim	57	Director, Chief Executive Officer and President
Valerie Gran	25	Secretary
Anton Aleksandrov	21	Director

Board of Directors

Our bylaws provide that the authorized size of our board of directors, which is currently two members, is to be determined from time to time by resolution of the board of directors. Our current directors were elected in the manner described in our certificate of incorporation and bylaws of the corporation. The holders of a majority of our preferred stock have sufficient votes to control the election of Directors.

Kwang Kim, 57, CEO, Chairman.

Mr. Kim is an electrical engineer with substantial experience in developing new products and intellectual property. His strong background in product development and the patenting of new inventions in which he participated give him a seasoned understanding of intellectual property and product development, the core components of HelpInventIt.com. From 1992 to the present, he has operated Publicom, Inc., a systems engineering firm based in Houston, Texas. From 2002 to 2006 he worked for Vianet, Inc. which held patents to a set-top box delivering Internet content to televisions that he had helped to develop and market. These products were manufactured and sold primarily in China and Korea. His prior work includes the development of new software and technologies for the Chosun Daily News. After obtaining his Master’s Degree and completing the Ph.D program at the University of Missouri, he served as a university instructor in Korea.

Anton Aleksandrov, 21, Director

Mr. Aleksandrov is a young entrepreneur who brings social networking skills and an interest in technology to the Bensata team. Since social networks are core to the culture of younger entrepreneurs, this perspective is useful to the Board. He graduated from Spring Branch I.S.D. in 2009. Mr. Aleksandrov is currently a college student in Houston, Texas and is actively participating in the development of new inventions. He was born in Russia and is bilingual.

Valerie Grant, 25 Corporate Secretary

Ms. Grant brings a background in office management systems to the Bensata team. She currently works as corporate secretary for the corporation and is responsible for compliance, registrations, and document management on behalf of the corporation. From December 2010 to October 2011 she served as an administrative consultant and manager for M. Green Holdings, Inc. and One World Holdings, Inc. Prior to that she had formed and operated her own entertainment business for three years. She also actively participates in multiple social networks and brings that understanding to her current position with Bensata.

Committees of the Board of Directors

Our board of directors acts as a whole in regard to the duties of the audit committee, compensation committee, nominating and corporate governance committee.

33

Audit Committee

Our audit committee’s main function will be to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audits of our financial statements. This committee’s responsibilities will include the following:

•	Selecting and hiring our independent auditors.

•	Evaluating the qualifications, independence and performance of our independent auditors.

•	Approving the audit and non-audit services to be performed by our independent auditors.

•	Reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies.

•	Overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters.

•	Reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations.

We intend to comply with future audit committee requirements as they become applicable to us.

Leadership Development and Compensation Committee

Our leadership development and compensation committee’s purpose will be to assist our board of directors in determining the development plans and compensation of our senior management, directors, consultants and employees and recommend these plans to our board. This committee’s responsibilities will include:

•	Reviewing the employee wide compensation philosophy.

•	Reviewing the budget and structure of our employee wide variable cash compensation plans.

•	Reviewing the budget and structure of our employee wide equity based compensation plans.

•	Periodically reviewing our leadership development plans.

•	Reviewing and recommending compensation and benefit plans for our executive officers and board members.

•	Reviewing the terms of offer letters and employment agreements and arrangements with our officers.

•	Setting performance goals for our officers and reviewing their performance against these goals.

•	Periodically reviewing executive succession plans and executive education and development plans.

•	Evaluating the competitiveness of our executive compensation plans.

•	Independently accessing externally provided market information on industry compensation practices.

34

•	Preparing the report that the SEC requires in our annual proxy statement.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee’s purpose will be to assist our board by identifying individuals qualified to become members of our board of directors consistent with criteria set by our board and to develop our corporate governance principles. This committee’s responsibilities will include:

•	Evaluating the composition, size and governance of our board of directors and its committees and make recommendations regarding future planning and the appointment of directors to our committees.

•	Establishing a policy for considering stockholder nominees for election to our board of directors.

•	Recommending ways to enhance communications and relations with our stockholders.

•	Evaluating and recommending candidates for election to our board of directors.

•	Overseeing our board of director’s performance and self-evaluation process and developing continuing education programs for our directors.

•	Reviewing our corporate governance principles and providing recommendations to the board regarding possible changes.

•	Reviewing and monitoring compliance with our code of ethics and our insider trading policy.

Internal Controls. Because we are a small company that has just launched its initial site and because we do not have sufficient staff in our accounting department to implement redundancy in the review of financial matters, our internal controls are inadequate and will need to be improved to meet corporate governance standards in the future.

Director Compensation

We do not currently compensate our directors in cash for their service as members of our board of directors. We do reimburse our directors for reasonable expenses in connection with attendance at board and committee meetings. Additionally, our directors are eligible to receive stock grants.

Executive and Director Compensation

The following table sets forth information regarding the compensation that we paid to our Chief Executive Officer and each of our most highly compensated executive officers during the years ended December 31, 2010 and 2011 and for the period ending March 31, 2012. We refer to these officers in this prospectus as the named executive officers.

35

Summary Compensation Table For Fiscal Years 2010, 2011

and Quarter Ended March 31, 2012

							Nonqualified
Name &						Nonequity	deferred
Principal	Year	Salary	Bonus	Stock		incentive plan	compensation	All other
Position	2010	$	$	Awards	Option Awards	compensation	earnings	compensation	Total
Kwang Kim		0	0	0	0	0	0	0	0
Valerie Grant		0	0	0	0	0	0	0	0

							Nonqualified
Name &						Nonequity	deferred
Principal	Year			Stock		incentive plan	compensation	All other
Position	2011	Salary	Bonus	Awards	Option Awards	compensation	earnings	compensation	Total
Kwang Kim		0	0	0	0	0	0	0	0
Valerie Grant		0	0	0	0	0	0	0	0

							Nonqualified
Name &						Nonequity	deferred
Principal	Q-1			Stock	Options	incentive plan	compesation	All other
Position	2012	Salary	Bonus	Award	Award	Compensation	earnings	compensation	Total
Kwang Kim		0	0	10,000	0	0	0	0	$200
Valerie Grant		0	0	2000	0	0	0	0	$40

1.	Kwang Kim was granted 10,000 shares of common stock on January 3, 2012, subsequent to the date of these financial statements at a valuation of $0.02 per share, the price last paid by any of our investors to purchase common stock. We calculated the fair value of the stock grant based upon the most recent sales of securities to investors in arms-length transactions, which is the same as the Offering price of the shares offered in this Prospectus.

2.	Valerie Grant was granted 2,000 shares of common stock on January 3, 2012, subsequent to the date of these financial statements at a valuation of $0.02 per share, the price last paid by any of our investors to purchase common stock. We calculated the fair value of the stock grant based upon the most recent sales of securities to investors in arms-length transactions, which is the same as the Offering price of the shares offered in this Prospectus.

DIRECTOR COMPENSATION 2011[1]
Non-qualified
	Fees Earned			Non-Equity	Deffered
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards	Awards	Comp.	Earnings	Compensation	Total
Anton Aleksandrov	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Period Ending March 31, 2012
	-0-	2000	-0-	-0-	-0-	-0-	$40

1. Anton Aleksandrov received compensation of 2,000 shares of common stock valued by the Board of Directors at $0.02 per share on January 3, 2012. We calculated the fair value of the stock grant based upon the most recent sales of securities to investors in arms-length transactions, which is the same as the Offering price of the shares offered in this Prospectus.

Option Grants in Last Fiscal Year

No options were granted to officers or directors in 2010 or 2011. No options were issued in the period ending March 31, 2012.

36

Stock Grants to Employees, Management and Consultants

During the first quarter of 2012 a total of 52,000 shares were issued to forty-one individuals. This included 10000 shares issued to our CEO, 2000 shares each issued to our secretary and a director and shares to individuals who helped evaluate our social network software and interface or acted as BETA testers. The minimum number of shares received by any of the non-affiliated individuals for services was 1000 shares and the maximum was 5000 shares based upon the services provided. The shares were valued at $0.02 by the Board of Directors based upon the last price paid by investors purchasing shares for cash.

Employee Benefit Plans

We do not currently have an employee stock incentive plan or benefit plan for employees. We may initiate such a plan in the future.

Employment Agreements

We do not currently have any employment agreements with any of our employees and each serves as an employee at will.

Limitation on Liability and Indemnification Matters

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Wyoming law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	Any breach of their duty of loyalty to us or our stockholders.

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Wyoming General Corporation Law.

•	Any transaction from which the director derived an improper personal benefit.

Our bylaws provide that we are required to indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by Wyoming law. Our bylaws also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether our bylaws would otherwise permit indemnification. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

37

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as the provisions of our certificate of incorporation or bylaws provide for indemnification of directors or officers for liabilities arising under the Securities Act of 1933, we have been informed that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since November 2007, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $60,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or entities affiliated with them, had or will have a material interest, other than as described above in the section captioned “Management” and in the transactions described below.

Indemnification Agreements

Our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Wyoming law.

Security Ownership of Beneficial Owners

The following table summarizes the holders of more than 5% of our issued and outstanding stock on a fully diluted basis plus all shares owned by our officers and directors. As of June 12, 2012 we have a total of 22,802,000 shares issued and outstanding. We also have 5 million shares of Class A Preferred Stock which is convertible into 50 million shares of common stock upon the election of the Holder. We have, therefore used the fully diluted number of shares outstanding of 72,802,000 in calculating beneficial ownership in this table.

			Percent
			of
Title of Class	Name & Address	Amount	Class[1]
Common stock	Kwang Kim, 2500 City West Blvd, Ste 300, Houston, TX 77042	10,000	<1%
Common stock	Anton Aleksandrov, 1000 Country Place, #107, Houston, TX 77079	2,000	<1%
Common stock	Valerie Grant, 2500 City West Blvd, Ste 300, Houston, TX 77042	2,000	<1%
Common Stock	Empresas Blakley SA de CV, 9145 Westview Dr, Houston, TX 77055[2]	16,250,000	21%
Total Common Shares Held by Beneficial Owners 21%

Class A Preferred[1]	Empresas Blakley SA de CV, 9145 Westview Dr, Houston, TX 77055	50,000,000	64%

1.	This assumes the conversion of the Class A Preferred stock on a fully diluted basis.
2.	The person holding voting power for Empresas Blakley is Marianela Echavarria, Winston Churchil Street, Sonesta 1B, Panama City, Panama.

38

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our common stock and preferred stock and related provisions of our certificate of incorporation and bylaws, as they will be in effect upon the closing of this offering. For more detailed information, please see our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

We have only one class of common stock. The rights of this class of common stock are discussed in greater detail below.

Immediately following the closing of this offering, our authorized capital stock will consist of 200,000,000 shares, each with a par value of $0.0001 per share, of which:

•	190,000,000 shares of common stock.

•	10,000,000 shares of preferred stock.

At March 31, 2012, we had outstanding 22,802,000 shares of common stock, held of record by 47 stockholders. At March 31, 2012 we had outstanding 5 million shares of Class A Preferred stock held of record by one shareholder. In the first quarter of 2012 we issued an additional 52,000 shares to 41 shareholders for services provided to the company. As of the date of this filing, we have a total of 22,802,000 common shares issued and outstanding. We are offering up to ten million shares of common stock for sale in this Offering. When issued the Shares have been duly authorized by all necessary corporate action, and will be validly issued, fully paid and non-assessable.

Common Stock

Voting Rights

Holders of our common stock will have voting rights as to all matters submitted to the shareholders for approval by the Board of Directors. This includes the election of directors, the amendment of our charter, and all other matters submitted to shareholders for a vote including:

•	If we amended our certificate of incorporation to increase the authorized shares of a class of stock, or to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment.

•	If we amended our certificate of incorporation in a manner that altered or changed the powers, preferences or special rights of a class of stock in a manner that affects them adversely then that class would be required to vote separately to approve the proposed amendment.

We have not provided for cumulative voting for the election of directors in our certificate of incorporation and common shareholders do not have preemptive rights.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of common stock shall be entitled to share equally in any dividends that our board of directors may determine to issue from time to time. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of common stock shall receive common stock.

39

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of common stock holders shall be entitled to share equally all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

 Preferred Stock

We have 5 million shares of Class A Preferred Stock issued and outstanding as of March 31, 2012. The characteristics and rights of this class of preferred stock are as follows:

A total of 5,000,000 shares of preferred stock, par value $0.0001 per share, of the Corporation are designated as Series A Preferred Stock (the “Series”). Shares of the Series (“Preferred Shares”) were issued at a value of $0.06 per share to accredited investors investing in the Corporation for a total of $300,000. The Series ranks senior and prior to the Common Stock, par value $0.0001 per share, of the Corporation (the “Common Stock”), and any additional series of preferred stock which may in the future be issued by the Corporation and are designated in the amendment to the Certificate of Incorporation or the certificate of designation establishing such additional preferred stock as ranking junior to the Class A Preferred Shares. Dividends may be declared and paid on the Preferred Shares from funds legally available therefor as and when determined by the Board of Directors. The Series shall, with respect to the payment of dividends, rank pari passu with the Common Stock. The liquidation value per Preferred Share, in case of the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, shall be an amount equal to (i) $7.50 per share (the “Purchase Price”), subject to adjustment in the event of a stock split, stock dividend or similar event applicable to the Series. Each Holder shall have the right to convert, at any time and from time to time, all or any part of the Preferred Shares held by such Holder into such number of fully paid and non-assessable shares of Common Stock (the “Conversion Shares”). The number of Conversion Shares to be delivered by the Corporation to a Holder for each Preferred Share pursuant to a Conversion shall be ten common shares for each preferred share held by the Holder of Class A Preferred Shares provided, however, that the number of Conversion Shares issued shall never, when combined with all other then outstanding shares of Common Stock and shares of Common Stock which have been subscribed for or otherwise committed to be issued, exceed the number of shares of Common Stock then authorized to be issued by the Corporation, and in the event that there are insufficient shares of Common Stock authorized to permit the full Conversion contemplated by any Conversion Notice, the Corporation will promptly take all such actions necessary so as to permit the full Conversion contemplated by such Conversion Notice as soon as practicable after receipt by the Corporation of such Conversion Notice. Each share of the Series shall entitle the holder thereof to that number of votes into which the Class A Preferred Shares into which such share of the Series is then Convertible. Class A Preferred Shares shall have the right to vote on all matters submitted to the common shareholders for a vote at any time at special or annual meetings of the Corporation. Fractional votes shall not, however, be permitted, and any fractional voting rights (after aggregating all shares into which shares of the Series held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

40

The Class A Preferred Shareholder(s) have the right to convert all or part of their shares into common stock at any time. The stock underlying the conversion of the Preferred Stock has not been registered.

So long as any Preferred Shares remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the outstanding Preferred Shares, voting together as a single class:

(i)	Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking or other analogous fund for such purpose) any share or shares of its Capital Stock, except for (a) a transaction in which all outstanding shares of Preferred Stock are concurrently redeemed, purchased or otherwise acquired, (b) conversion into or exchange for shares of Capital Stock of the Corporation that are both (x) Junior Liquidation Shares, and (y) no greater than pari passu with the Preferred Shares with respect to the payment of dividends, or at a lower than cost, at fair market value, upon the occurrence of certain events, such as the termination of employment;

(ii)	create (whether by merger or otherwise) any new series or class of Capital Stock ranking pari passu with or having a preference over the Series as to redemption or distribution of assets upon a Liquidation Event;

(iii)	increase (whether by merger or otherwise) the authorized number of shares of the Series;

(iv)	issue (whether by merger or otherwise) any securities of the Corporation ranking pari passu with or senior to Preferred Shares as to rights upon a Liquidation Event;

(v)	enter into any definitive agreement or commitment with respect to any of the foregoing; or

(vi)	cause or permit any Subsidiary to engage in or enter into any definitive agreement or commitment with respect to any of the foregoing.

Warrants

At March 31, 2012 we had no option or warrants for common stock outstanding.

Anti-Takeover Effects of Wyoming Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Wyoming law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. In particular, our dual class common stock structure will concentrate ownership of our voting stock in the hands of our founders, board members, and employees. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

41

Limits on Ability of Stockholders to Act by Written Consent

Under Wyoming law, shareholders owning in the aggregate a controlling percentage of our outstanding voting stock may take action by consent. This means that they can take certain actions without formally calling a shareholders’ meeting. This may discourage any hostile takeover event.

Undesignated Preferred Stock

The ability to issue the remaining unissued and undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. The bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control.

Wyoming Anti-Takeover Statutes

We will be subject to the Wyoming General Corporation Law regulating corporate takeovers. These laws may limit or prohibit a publicly held Wyoming corporation from engaging under certain circumstances, in a business combination with an interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to interested stockholders. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of these provisions to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance.

The provisions of Wyoming law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC, 77 Spruce Street, Ste 201, Cedarhurst, New York 11516.

42

Listing

Upon the effectiveness of this registration statement, we expect to apply to have our common stock quoted on the OTCBB and the OTC Markets: OTCQB. In order for this listing to be effective it must be approved by these markets subsequent to the effective date of this Prospectus.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our stock. We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time

Sale of Restricted Shares

Upon completion of this offering, we will have outstanding between 22,802,000 and 32,802,000 shares of common stock. The shares of common stock being sold in this offering will be freely tradable, other than by any of our “affiliates” as defined in Rule 144(a) under the Securities Act, without restriction or registration under the Securities Act. All remaining shares, and all shares subject to outstanding options and warrants, were issued and sold by us in private transactions and are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 under the Securities Act. These remaining shares are “restricted securities” within the meaning of Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144, as currently in effect, a person who owns shares that were acquired from us or an affiliate of us at least one year prior to the proposed sale is entitled to sell upon expiration of the selling restrictions described above, within any three-month period six months after our registration, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding; or

•	The average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Rule 144 also provides that our affiliates who sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares with the exception of the holding period requirement.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, “144(k) shares” may be sold immediately upon the completion of this offering.

43

INTERESTS OF NAMED EXPERTS AND COUNSEL

LEGAL MATTERS

Named experts and counsel for the registrant do not own any shares of the Corporation. The validity of the shares to be issued in this offering will be passed upon for the Company by The Loev Law Firm, PC 6300 West Loop South, Suite 280, Bellaire, Texas 77401, phone (713) 524-4110.

EXPERTS

Clay Thomas, CPA, independent registered public accounting firm, has audited our financial statements (and schedules) at December 31, 2010 and 2011 and has reviewed the financial statements for the period ending March 31, 2012 as set forth in his report.

DISCLOSURE OF COMMISSION'S POSITION ON INDEMNIFICATION FOR SECURITIES

ACT LIABILITIES

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Wyoming law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street N.E., Washington D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

Following the effective date of this Prospectus, we will make available its annual and quarterly reports free of charge on its Web site. In addition, we will provide our shareholders with a copy of its annual report prior to each annual meeting.

44

Dealer Prospectus Delivery Obligation

Until 90 days after the later of (i) the effective date of the registration statement or (2) the first date on which the securities are offered publicly, all dealers that effect transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus.

45

Bensata Corp.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Management of
Bensata Corporation
Houston, Texas

I have audited the accompanying balance sheets of Bensata Corp. as of December 31, 2011 and 2010, the related statements of operations, stockholders' equity (deficit) and cash flows for the periods ending December 31, 2010 and 2011 and from inception through December 31, 2011.  I have reviewed the balance sheets and the related statement of operations, cash flows and statement of shareholders’ equity for the period ending March 31, 2012. These financial statements are the responsibility of the Company's management.  My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bensata Corp. as of December 31, 2011 and 2010, and for the period ending March 31, 2012 and from inception to March 31, 2012 and the results of its operations, statement of changes in shareholders equity and its cash flows for the periods then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered significant losses and will require additional capital to develop its business until the Company either (1) achieves a level of revenues adequate to generate sufficient cash flows from operations; or (2) obtains additional financing necessary to support its working capital requirements.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Clay Thomas, P.C.
Houston, Texas
June 20, 2012

F-2

Bensata Corporation

(A Development Stage Company)

Balance Sheets

For the Three Months ending March 31, 2012 and

For the Years Ending December 31, 2011 and 2010

(unaudited)

	3 Months
	Ending	Years ending
	March 31,	December 31,
	2012	2011	2010
Assets
Current Assets
Cash	16,657	35,224	70,581
Accounts Receivable	10,000		1,400
Investment Assets	680,000	680,000	-
Prepaid Expenses	243
Total Current Assets	706,900	715,224	71,981

Other Assets
Intangible Property	23,700	23,700	20,000
Equipment	1,883	1,883
Total Other Assets	25,583	25,583	20,000

Total Assets	732,483	740,807	91,981

Liabilities and Stockholders' Equity

Liabilities
Accounts Payable	6,595	6,595	2,453
Total Liabilities	6,595	6,595	2,453

Stockholders' Equity
Series A Preferred Stock, $0.0001 par value, 10,000,000 shares authorized, 5,000,000, 5,000,000 and 0 issued and outstanding at 3/31/12, 12/31/11 and 12/31/10, respectively.	500	500

Common Stock, $0.0001 par value, 190,000,000 shares authorized, 22,802,000, 22,750,000, and 4,000,000 issued and outstanding at 3/31/12, 12/31/11, and 12/31/10, respectively.	2,280	2,275	400

Additional Paid-In Capital	785,276	782,681	102,856

Deficit accumulated during the development stage	(62,168)	(51,244)	(13,728)

Total Stockholders' Equity	725,888	734,212	89,528

Total Liabilities and Stockholders' Equity	732,483	740,807	91,981

The accompanying notes are an integral part of the financial statements

F-3

Bensata Corporation

(A Development Stage Company)

Statements of Operations

For the Three Months Ending March 31, 2012 and 2011 and

Years ended December 31, 2011 and 2010 and

The Period from Inception to March 31, 2012

(unaudited)

.					(Inception)
					to
	3 Months Ending March 31,		Years ended December 31,		March 31,
	2012	2011	2011	2010	2012

Revenue	-	-	-	-	-

Total Revenue	-	-	-	-	-

Operating Expense
General and Administrative	10,924	11,992	34,829	13,728	59,481
Total Operating Expense	10,924	11,992	34,829	13,728	59,481

Operating Income (Loss)	(10,924)	(11,992)	(34,829)	(13,728)	(59,481)

Operating Income (Loss) before tax provision (Benefit)	(10,924)	(11,992)	(34,829)	(13,728)	(59,481)
Tax Provision (Benefit)	-	-	-	-	-

Net Operating Loss	(10,924)	(11,992)	(34,829)	(13,728)	(59,481)

Other Comprehensive Income
Interest Income	-	-	113	-	113
Interest Expense	-	-	2,800	-	2,800
Total Comprehensive Income (Loss)	-	-	(37,516)	-	(62,168)

Net Loss	(10,924)	(11,992)	(37,516)	(13,728)	(62,168)

Net Loss per Common Share (Basic)	(0.001)	(0.002)	(0.002)	(0.006)	(0.011)

The accompanying notes are an integral part of the financial statements

F-4

Bensata Corporation

(A Development Stage Company)

Restated Statements of Cash Flows

For the Three Months Ending March 31, 2012 and 2011 and

Years ending December 31, 2011 and 2010

and the Period from Inception to March 31, 2012

(unaudited)

					(Inception)
					to
	3 Months Ending March 31,		Years ended December 31,		March 31,
	2012	2011	2011	2010	2012

Cash Flows From Operating Activities
Net income (loss) from operations	(10,924)	(11,992)	(37,516)	(13,728)	(62,168)
Net gain (loss)	(10,924)	(11,992)	(37,516)	(13,728)	(62,168)
Adjustments to reconcile Net Income to Net Cash provided by operations:
Imputed Rent		1,800	7,200	3,256	10,456
Accounts Payable		14,142	4,142	2,453	6,595
Accounts Receivable	(10,000)	(700)	1,400	(1,400)	(10,000)
Prepaid Expenses	(243)				(243)
Stock Based Compensation	2,600				2,600
Net cash used by operating activities	(18,567)	3,250	(24,774)	(9,419)	(52,760)

Cash Flows From Investing Activities
Equipment		(1,883)	(1,883)	-	(1,883)
Purchase of Investments		(640,000)	(680,000)	-	(680,000)
Capitalized Intangible Property			(3,700)	-	(3,700)
Net cash provided (used) by investing activities	-	(641,883)	(685,583)	-	(685,583)

Cash Flows From Financing Activities
Net Proceeds from Sale of Common Stock		375,000	375,000	80,000	455,000
Net Proceeds from sale of Series A Preferred Stock		300,000	300,000	-	300,000
Net cash provided from financing activities	-	675,000	675,000	80,000	755,000

Net increase (decrease) in cash	(18,567)	36,367	(35,357)	70,581	16,657
Cash, beginning of period	35,224	70,581	70,581	-	-
Cash, end of period	16,657	106,948	35,224	70,581	16,657

Supplemental Disclosures

Income taxes paid	-	-	-
Cash interest paid	-	-	-

The accompanying notes are an integral part of the financial statements

F-5

Bensata Corporation

(A Development Stage Company)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

For the Period of Inception through March 31, 2012

(unaudited)

	Series A Preferred		Common Stock		APIC	Acc Deficit
	Shares	Amount	Shares	Amount		Develop. Stage	Total

Additional Paid in Capital					20,000

Inception to 12/31/09					20,000		20,000

Net Income						(13,728)	-13,728

Sale of Common Stock on 7/19/10 ($.02 per share)			2,000,000	200	39,800		40,000

Sale of Common Stock on 8/12/10 ($0.02 per share)			2,000,000	200	39,800		40,000

Additional Paid in Capital					3,256		3,256

Balance at 12/31/10			4,000,000	400	102,856	(13,728)	89,528

Net Income						(37,516)	-37,516

Sale of Common Stock on 1/26/11 (.02 per share)			2,500,000	250	49,750		50,000

Sale of Common Stock on 1/31/11 (.02 per share)			5,500,000	550	109,450		110,000

Sale of Common Stock on 2/28/11 (.02 per share)			5,750,000	575	114,425		115,000

Sale of Class A Preferred on 3/9/11 (.06 per share)	5,000,000	500			299,500		300,000

Sale of Common Stock on 3/24/11 (.02 per share)			5,000,000	500	99,500		100,000

Additional Paid in Capital					7,200		7,200

Balance at 12/31/11	5,000,000	500	22,750,000	2,275	782,681	(51,244)	734,212

Net Income						(10,924)	(10,924)

Issuance of Common Stock on 1/3/12 (.05 per share)			14,000	1	699		700

Issuance of Common Stock on 1/27/12 (.05 per share)			38,000	4	1,896		1,900

Balance at 03/31/12	5,000,000	500	22,802,000	2,280	785,276	(62,168)	725,888

The accompanying notes are an integral part of the financial statements

F-6

Bensata Corporation

(A Development Stage Company)

Notes to Financial Statements

Note 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Bensata Corporation, (the "Company"}, an emerging growth company, was incorporated on November 9, 2007 as a Wyoming Corporation. The Company is headquartered at 2500 City West Blvd., Ste. 300, Houston, TX 77042. The Company has been developing the social networking website "www.Helplnventlt.com" for open source invention since 2009 and released the initial version of "www.Helplnventlt.com" to the public in the fourth quarter of 2011.

The Company operates the website "www.Helplnventlt.com". It is an emerging social network focusing on improving the way people develop new intellectual property. We are a collaborative, open source platform that allows inventors and innovators to develop new products, inventions, and ideas for new inventions individually or in collaborative group anywhere in the world. We believe the company's website provides an efficient platform for users to collaborate on the development of products and inventions.

We view our platform as a community of collaborative innovators. We believe this to be important to opening up the community of inventors to collaboration and democratization in ways that may be very important in the future. In the same way open source software has allowed the Internet to explode, we believe open source invention will bring new inventions to fruition.

From inception to date, our only source of cash to fund operations has been from investors through the sale of our securities to them and from additional paid in capital. When we launched the development of the Helplnventlt.com website in 2009, we received $20,000 in an additional paid in capital which was used for the programming of our website which was released in October 2011. In 2010, we raised $80,000 through the sale of common stock at a price of $0.02 per share and an additional $3,256 of additional paid in capital. As we were finalizing the development of our social network software in 2011, we received $375,000 of investment from the sale of common stock at $0.02 per share and $300,000 for the purchase of Class A preferred stock at $0.06 per share e for a total of $675,000 of new investment in 2011. Because we did not deploy that amount of capital immediately for our software development, we made short term investments of excess cash of $225,000 for 5 million shares of Class A preferred stock of iVoiceldeas, Inc. (a collaborative idea social network) convertible in the future into 50 million shares of common stock and $415,000 to acquire 5 million shares of Class A preferred stock in Proven Technology and Equipment, Inc. (a solar desalination company). In 2011, we also purchased 800,000 shares of common stock of iVoiceldeas, Inc. for $40,000.

F-7

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. We have not generated any income as to date as our initial version of the website was released in the fourth quarter of 2011. The Company has incurred losses since inception of $62,168. These matters, among others, raise substantial doubt about the ability of the Company to continue as a going concern as noted by our independent auditor in its opinion letter. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern. In view of these matters, the Company's ability to continue as a going concern is dependent upon the Company's ability to raise capital and generate revenue and profits in the future.

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Basis. The Company is currently a development stage enterprise reporting under the provisions of Accounting Standards Codification ("ASC") 915 "Development Stage Entities," which was previously Statement of Financial Accounting Standards ("SFAS") Number 7.

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for financial information and with the instructions per regulation S-X. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and such statements are of a normal recurring nature. These financial statements should be read in conjunction with other pertinent information contained in our Form S-1the Company has filed with the Securities and Exchange Commission.

Use of Estimates. The preparation of the Company's financial statements in accordance with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. These estimates are based on information available as of the date of the financial statements. Therefore, actual results could differ from management’s estimates.

Audited Financial Information. The accompanying financial statements, for the periods ended December 31, 2010, 2011 and from inception to December 31, 2011 are audited. The financial statements for the period ending March 31, 2012 have been reviewd. The audited years ended financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position and results of operations and cash flows for the years ended December 31, 2010 and 2011. The financial data and other information disclosed in these notes to the financial statements related to the year’s ended periods are audited. The results of the year ended December 31, 2011 and for the period ended March 31, 2012 are not necessarily indicative of the results to be expected for any other interim period or for any other future year.

Concentrations of Credit Risk. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents w1th FDIC insured financial institutions in the United States, which management assesses to be of high quality in order to limit exposure of each investment. As of March 31, 2012, December 31, 2010 and 2011, all of the Company's cash has been invested in depository accounts. Credit risk with respect to accounts receivable is as of March 31, 2012, minimal. Funds due the company at March 31, 2012 are $10,000.

F-8

Cash and Cash Equivalents. Cash equivalents consist of highly liquid short-term instruments with original maturities of three months or less at the time of purchase. As of March 31, 2012 cash equivalents consisted of depository accounts.

Dividends. The Company has not adopted any policy regarding the payment of dividends. No dividends have been paid during the periods shown and none are contemplated 1n the near future.

Earnings per Share. Earnings per share are calculated by dividing the net income available to shareholders by the weighted average of outstanding number of common shares (basic computation). ASC 260, [FASB 128, paragraph 16 states], "no potential common shares shall be included in the computation of any diluted per share amount when a loss from continuing operations exists, even if the entity reports net income." Per FASB 128, ASC 260, no preferred stock was used to dilute the earnings per share. Since the company experienced a loss, the weighted average of the number of common shares outstanding at the end of each period was used to calculate earnings per share.

Accounting for Short-Term Investments. We have accounted for non-marketable short-term investments in equity securities at historical cost because we do not have significant control over the underlying investees. These investments are subject to impairment review in future periods. No impairment charge has been recorded to-date on these securities. To the extent any impairment is considered other-than-temporary it will be assessed at least on at least an annual basis. The company has determined that it is not practical to estimate the fair value of its non-marketable investment assets.”

Deferred Offering Costs_ Deferred offering costs consist primarily of direct incremental accounting fees related to the Company's proposed initial public offering of its common stock. Upon completion of the initial public offering contemplated herein, incurred amounts will be offset against the proceeds of the offering. If the offering is terminated, or if insufficient funds are raised to cover offering costs, then the deferred offering costs will be expensed. There were no amounts capitalized as of March 31, 2012.

Revenue Recognition. In general, the Company will recognize revenue when (1) concrete evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered to the customer, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured.

The company plans to generate revenue primarily from sale of online advertising presented on its web site. Ads may be either text ads or display ads and are expected to use pay-per-click revenue model.

Advertising Costs. The Company expenses advertising costs as incurred. From the period of inception to date, advertising costs were $5,000.

F-9

Marketing Research Costs. Marketing research costs are expensed when incurred and none were incurred during the reporting periods.

Property, Plant and Equipment. The Company does not own any real estate or other properties. From July 19, 2010, office space was provided at no cost to the company by Goldbridge Energy Partners, LLC. We have used an imputed value of $600 per month and in the statement of operations and statement of changes in stockholders' equity. For the periods ending December 31, 2010 and 2011, imputed rent was $3, 256 and $7, 200, respectively. Our rent expense for the Period ended March 31, 2012 was $731.

Website and Software Development Costs. The company capitalizes its costs to develop its website and internal use software and when preliminary development efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed and the software will be used as intended. Such costs are amortized on a straight-line basis over the estimated use of the useful life of the related asset, which approximates two to three years. Costs incurred prior to meeting these criteria, together with the costs incurred for training and maintenance, are expensed as incurred. Costs incurred for enhancements that are expected to result in additional material functionality are capitalized and expensed over the estimated use of the life of the upgrades.

Stock-Based Compensation. Stock-based compensation expense is measured at the grant date on fair value of the award.

Income Taxes. The Company has incurred losses since inception and therefore, has not been subject to payment of federal income taxes. As of March 31, 2012, December 31, 2010 and December 31, 2011, the Company estimates net operating loss ("NOL") carryforward of approximately $10,924, $10,472 and $30,316 respectively, resulting in deferred tax assets of approximately $3,823, $3,665 and $10,610, respectively. The carry forwards, if not utilized, begin to expire in 2031. Because tax laws in the United States limit the time during which an NOL and ta x credit carry forwards may be applied against future taxable income and tax liabilities, the Company may not be able to take full advantage of NOL and tax credits for federal income tax x purposes. Deferred tax assets are not recognized in the above financial statements since they are contingent.

Recently Issued Accounting Pronouncements. The Company has adopted all recently issued accounting pronouncements. The adoption of the accounting pronouncements, including those not yet effective, is not anticipated to have a material effect of the financial position or results of operations of the Company.

F-10

NOTE 3. PREFERRED STOCK

The company has issued a total of 5,000,000 shares of preferred stock, par value $0.0001 per share, of the Corporation are designated as Series A Preferred Stock (the "Series"). Shares of the Series ("Preferred Shares") were issued at a value of $0.06 per share to accredited investors investing in the Corporation for a total of $300,000. The Series ranks senior and prior to the Common Stock, par value $0.0001per share, of the Corporation (the "Common Stock"), and any additional series of preferred stock wh1ch may 1n the future be issued by the Corporation and are designated m the amendment to the Certificate of Incorporation or the certificate of designation establishing such additional preferred stock as ranking junior to the Class A Preferred Shares. Dividends may be declared and paid on the Preferred Shares from funds legally available therefor as and when determined by the Board of Directors. The Series shall, with respect to the payment of dividends, rank pari passu with the Common Stock. The liquidation value per Preferred Share, in case of the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, shall be an amount equal to (i) $7.50 per share (the "Purchase Price"), subject to adjustment in the event of a stock split, stock dividend or similar event applicable to the Series. Each Holder shall have the right to convert, at any time and from time to time, all or any part of the Preferred Shares held by such Holder into such number of fully paid and non-assessable shares of Common Stock (the "Conversion Shares"). The number of Conversion Shares to be delivered by the Corporation to a Holder for each Preferred Share pursuant to a Conversion shall be ten common shares for each preferred share held by the Holder of Class A Preferred Shares provided, however, that the number of Conversion Shares issued shall never, when combined with all other then outstanding shares of Common Stock and shares of Common Stock which have been subscribed for or otherwise committed to be issued, exceed the number of shares of Common Stock then authorized to be issued by the Corporation, and in the event that there are insufficient shares of Common Stock authorized to permit the full Conversion contemplated by any Conversion Notice, the Corporation will promptly take all such actions necessary so as to permit the full Conversion contemplated by such Conversion Notice as soon as practicable after receipt by the Corporation of such Conversion Notice. Each share of the Series shall entitle the holder thereof to that number of votes into which the Class A Preferred Shares into which such share of the Series is then Convertible. Class A Preferred Shares shall have the right to vote on all matters submitted to the common shareholders for a vote at any time at special or annual meetings; of the Corporation. Fractional votes shall not, however, be permitted, and any fractional voting rights (after aggregating all shares into which shares of the Series held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

So long as any Preferred Shares remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the outstanding Preferred Shares, voting together as a single class:

(i)	Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking or other analogous fund for such purpose) any share or shares of its Capital Stock, except for (a) a transaction in which all outstanding shares of Preferred Stock are concurrently redeemed, purchased or otherwise acquired, (b) conversion into or exchange for shares of Capital Stock of the Corporation that are both (x) Junior Liquidation Shares, and (y) no greater than pari parsu with the Preferred Shares with respect to the payment of dividends, or at a lower than cost, at fair market value, upon the occurrence of certain events, such as the termination of employment;

(ii)	create (whether by merger or otherwise) any new series or class of Capital Stock ranking pari parsu with or having a preference over the Series as to redemption or distribution of assets upon a Liquidation Event;

(iii)	increase (whether by merger or otherwise) the authorized number of shares of the Series;

(iv)	issue (whether by merger or otherwise) any securities of the Corporation ranking pari passu with or senior to Preferred Shares as to rights upon a Liquidation Event;

(v)	enter into any definitive agreement or commitment with respect to any of the foregoing; or

F-11

(vi)	cause or permit any Subsidiary to engage in or enter into any definitive agreement or commitment with respect to any of the foregoing.

Note 4. SUBSEQUENT EVENTS.

Management has reviewed and evaluated subsequent events through the date of June 20, 2012, which is the date on which the current financial statements were issued and available.

[back cover]

Dealer Prospectus Delivery Obligation

Until 90 days after the later of (i) the effective date of the registration statement or (2) the first date on which the securities are offered publicly, all dealers that effect transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus.

F-12

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the registration fee.

Amount to be Paid
Registration fee	57.30
Listing costs (estimated)	1,000
Printing and engraving (estimated)	4,000
Legal fees and expenses	5,000
Accounting fees and expenses	4,500
Blue sky fees and expenses (estimated)	2,500
Transfer agent and registrar fees (estimated)	5,000
Miscellaneous	1,000

Total	$23,057.30

Item 14.	Indemnification of Officers and Directors.

Section 145 of the Wyoming General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

As permitted by Section 145 of the Wyoming General Corporation Law, the registrant’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors.

In addition, as permitted by Section 145 of the Wyoming General Corporation Law, the bylaws of the registrant provide that:

•	The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Wyoming law, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law.

46

•	The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	The registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s board of directors or brought to enforce a right to indemnification.

•	The rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The registrant’s policy is to enter into separate indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Wyoming General Corporation Law and which allow for certain additional procedural protections. The registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

The Investor Rights Agreement between the registrant and certain investors provides for cross-indemnification in connection with registration of the registrant’s common stock on behalf of such investors.

These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.

The following sets forth information regarding securities sold by the registrant since its date of inception.

1.	On July 19, 2010 we received an investment of $40,000 from Empresas Blakely SA de CV for the purchase of 2 million shares at $0.02. This investment was made under an exemption from the registration requirements of the Securities Act as set forth in Regulation D, 505 and Section 4(2) of the Securities Act.

2.	On August 12, 2010 we received an investment of $40,000 from Empresas Blakely SA de CV for the purchase of 2 million shares at $0.02. This investment was made under an exemption from the registration requirements of the Securities Act as set forth in Regulation D, 505 and Section 4(2) of the Securities Act.

3	On January 26, 2011, we received an investment of $50,000 from Empresas Blakely SA de CV for the purchase of 2.5 million shares at $0.02. This investment was made under an exemption from the regist ration requirements of the Securities Act as set forth in Regulation D, 505 and Section 4(2) of the Securities Act.

47

3.	On January 31, 2011, we received an investment of $110,000 from Empresas Blakely SA de CV for the purchase of 5.5 million shares at $0.02. This investment was made under an exemption from the registration requirements of the Securities Act as set forth in Regulation D, 505 and Section 4(2) of the Securities Act.

4	On February 28, 2011 we received an investment of $115,000 from Empresas Blakely SA de CV for the purchase of 5,750,000 shares at $0.02. This investment was made under an exemption from the registration requirements of the Securities Act as set forth in Regulation D, 505 and Section 4(2) of the Securities Act.

5	On March 9, 2011 we received an investment of $300,000 from Empresas Blakely SA de CV for the purchase of 5 million shares of Series A Preferred Stock at $0.06 per share. This investment was made under an exemption from the registration requirements of the Securities Act as set forth in Regulation D, 505 and Section 4(2) of the Securities Act.

6	On March 24, 2011 we received an investment of $100,000 from Empresas Blakely SA de CV for the purchase of 5 million shares at $0.02. This investment was made under an exemption from the registration requirements of the Securities Act as set forth in Regulation D, 505 and Section 4(2) of the Securities Act.

7	On January 3, 2012 the Company issued a total of 14,000 shares to its officers and directors at a valuation of $0.02 per share or $480.00. These shares were issued under an exemption from the registration requirements of the Securities Act set forth in Regulation D, 506 and Section 4(1) and 4(2).

8	On January 27, 2012 the company issued 38,000 to a group of individuals who helped review the BETA website to provide suggestions for improving the social network functions and site features. These shares were issued under an exemption from registration from the registration requirements of the Securities Act set forth in Regulation D, Section 505 and Section 4(2).

Except as noted below, the issuance of securities described above were deemed to be exempt from registration under the Securities Act in reliance on Reg. D and Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sale of these securities where made without general solicitation or advertising.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits. The following exhibits are included herein or incorporated herein by reference:

48

Exhibit Number	Exhibit Title

3.01	Articles of Incorporation [Stanton Designs is the former name of Bensata Corp.]

3.02	Amended and Restated Articles of Incorporation

3.03	By Laws

3.04	Certification of Class A Preferred Stock

4.02	Specimen common stock certificate

5.01	Opinion of Attorney

10.01	Subscription Agreement for purchase of Earnest Einstein preferred stock

10.02	Subscription Agreement for purchase of Proven Technology & Equipment preferred stock

23.01	Consent of Independent Registered Public Accounting Firm

99.1	Form of Subscription Agreement

All other schedules have been omitted because they are inapplicable or the required information.

Item 17.	Undertakings.

SEC Position on Indemnification

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Wyoming law.  Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	Any breach of their duty of loyalty to our company or our stockholders.

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Wyoming General Corporation Law.

•	Any transaction from which the director derived an improper personal benefit.

49

Our bylaws provide that we are required to indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by Wyoming law. Our bylaws also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether our bylaws would otherwise permit indemnification. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

The undersigned registrant hereby undertakes that:

 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement. (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

Each Prospectus filed pursuant to Rule 424(b) as part of this Registration Statement shall be deemed to be part of and included in the registration statements as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to its first use.

50

For purposes of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or wold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to b y the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, Texas, on the 20th day of June, 2012.

BENSATA CORP.

By:	/s/ Kwang Kim
Chairman of the Executive Committee and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
Kwang Kim
/s/ Kwang Kim	Chairman and Chief Executive	June 20/2012
Officer, Principal Financial
Officer
Valerie Grant
/s/ Valarie Grant	Corporate Secretary	June 20/2012

Anton Aleksandrov
//s// Anton Aleksandrov	Director	June 20/2012

51